UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BIO-TECHNE CORPORATION
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September 15, 2020

Dear Fellow Shareholders:

On behalf of the Bio-Techne Board of Directors, we are pleased to invite you to join us at the 2020 Annual Meeting of Shareholders of Bio-Techne Corporation (the “Company”). The meeting will be held virtually on October 29, 2020, at 8:30 a.m. Central Time. We will cover items of business as described in this Proxy and provide attendees with an opportunity for questions.

Given the current pandemic, we plan to conduct this year’s meeting solely as a webcast. You will be able to join the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/TECH20. We are pleased to offer this virtual meeting to provide ready access for our shareholders in this unprecedented global pandemic. After the meeting, we will post any questions and answers regarding topics of material interest to shareholders.

Only shareholders of record shown on the books of the Company at the close of business on September 3, 2020 will be entitled to attend and vote at the Annual Meeting of Shareholders or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Annual Meeting of Shareholders.

We hope that you will join the webcast of the Annual Meeting of Shareholders. Whether or not you plan to attend, we encourage you to designate the proxies to vote your shares as soon as possible. Any shareholder may vote over the telephone or Internet using the instructions provided. Your cooperation in promptly signing and returning the Proxy or voting by Internet will help avoid further solicitation expense to the Company.

Thank you for your continued support of and interest in Bio-Techne.

Sincerely,

Charles (“Chuck”) R. Kummeth

President and Chief Executive Officer

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Time and Date Thursday, October 29, 2020 8:30 a.m. Central Time	Items of Business:
1. Set the number of members of the Board of Directors at nine (9), as recommended by our Board of Directors;
2. Elect directors of the Company, each of which is recommended by our Board of Directors;
Place Via Webcast www.virtualshareholder meeting.com/TECH20	3. Approve, on an advisory basis, the compensation of our executive officers as disclosed in the Proxy Statement, as recommended by our Executive Compensation Committee;
4. Approve amendments to the Bio-Techne Equity Plan, including allocation of additional shares, as recommended by our Board; and
5. Ratify the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year, as recommended by our Audit Committee.

How to Vote

Whether or not you plan to attend the meeting, please provide your proxy by either using the Internet or telephone as further explained in this Proxy Statement or filling in, signing, dating, and promptly mailing a proxy card.

Annual Report

Our 2020 Annual Report, which is not part of the proxy soliciting materials, is enclosed if the proxy materials were mailed to you. The Annual Report is accessible on the Internet by visiting www.proxyvote.com, if you have received the Notice of Internet Availability of Proxy Materials or previously consented to the electronic delivery of proxy materials.

By order of the Board of Directors

Brenda S. Furlow

General Counsel and Corporate Secretary

September 15, 2020

By Telephone In the U.S. or Canada, you can vote your shares toll-free by calling 1-800-690-6903.
By Internet You can vote your shares online at www.proxyvote.com.
By Mail You can vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope

YOUR VOTE IS IMPORTANT.

We encourage you to read the Proxy Statement and vote your shares as soon as possible. You may vote via the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. If you received paper copies of your proxy materials in the mail, you may vote by mail, and a return envelope for your proxy card is enclosed for your convenience. The Proxy Statement and 2020 Annual Report to Shareholders are available at www.proxyvote.com.

Attending the Meeting

If you wish to attend the Annual Meeting via the webcast, you will need to register using the 16-digit control number included in your materials in order to be admitted to the Annual Meeting. Please refer to the section entitled “Attending the Annual Meeting” on page 61 of the Proxy Statement for further details.

2020 Proxy Statement

Analysis of Number of Additional Shares	50
Shareholder Approval Requirement	54
Summary of the Amended Plan	54
Shares Available for Awards	54
New Plan Benefits	56

PROPOSAL 5. RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021	57
Audit Committee Report	57
Independent Registered Public Accountants	57
Audit Fees	58
Pre-Approval Policies and Procedures	58

ADDITIONAL CORPORATE GOVERNANCE MATTERS	58

ADDITIONAL VOTING INFORMATION	59

BIO-TECHNE CORPORATION 2020 EQUITY INCENTIVE PLAN	Appendix A

2020 Proxy Statement

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “may,” “estimate,” “intend” and other similar words. Forward-looking statements in this proxy statement include, but are not limited to, statements regarding individual and Company performance objectives and targets and statements relating to the benefits of the Company’s acquisitions, product launches and business strategies. These and other forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from those contemplated by the statements in this proxy statement can be found in the Company’s periodic reports on file with the Securities and Exchange Commission (the “SEC”). The forward-looking statements speak only as of the date of this Proxy Statement and undue reliance should not be placed on these statements. We do not undertake to publicly update or revise any forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this document.

PROXY OVERVIEW

We provide below highlights of certain information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider before you decide how to vote. You should read the entire proxy statement carefully before voting.

To assist you in reviewing the proposals to be acted upon, we are providing information about business, governance and compensation highlights for fiscal year 2020. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K and the complete Proxy Statement.

2020 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	October 29, 2020 at 8:30 a.m. (Central Time)
Place	Webcast at www.virtualshareholdermeeting/TECH20
Record Date	September 3, 2020
Voting

Holders of common stock are entitled to vote online at www.proxyvote.com, by telephone at 1-800-690-6903, by completing and returning a proxy card, or in person at the Annual Meeting (see the section captioned “Attending the Annual Meeting” for further information).

Our Board of Directors is asking you to take the following actions at the Annual Shareholder Meeting:

Item.		Your Board’s Recommendation	Page
1.	Set the number of members of the Board of Directors at nine (9)	FOR	10
2.	Elect the persons nominated to be directors of the Company	FOR	10
3.	Approve, on an advisory basis, the compensation of our executive officers as disclosed in the Proxy Statement	FOR	45
4.	Approve an amendment and restatement of the Company’s Equity Plan, including allocation of additional shares	FOR	49
5.	Ratify the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year	FOR	57

2020 Proxy Statement 1

BUSINESS HIGHLIGHTS

Our team continued to deliver on our long-term strategy in fiscal year 2020, leading to another year of strong financial results.

Highlights of our fiscal year 2020 performance include:

•

Despite the material impact on revenues caused by the pandemic in the third and fourth quarter of our fiscal year 2020, our revenue increased 4% to $739 million. Organic revenue was also 4% over the prior year, with currency translation and acquisitions having an immaterial impact on revenue.

•

We remained at the forefront of COVID-19 research and therapeutic development with the release of new SARS-CoV-2-related antibodies and viral proteins. Additionally, our multiplexing ELISA instrument, Ella, provided clinically relevant data regarding the immunologic response to the virus while our newly developed COVID-19 RNAscope™ probes allowed researchers to visualize and estimate the viral load in any infected tissue and cell.

•

We partnered with Mount Sinai Health System’s commercial affiliate, Kantaro Biosciences LLC, to scale the manufacturing and distribution capabilities of quantitative COVID-19 serology testing. The co-branded quantitative test will aid in determining immunity levels of patients exposed to the virus.

•

GAAP earnings were $229 million, while adjusted earnings were $179 million. GAAP earnings per share were $5.82 per diluted share versus $2.47 last fiscal year, impacted primarily by changes in fair value of our investments. Adjusted earnings per share were $4.55, 1% above last year. Currency exchange impacted earnings per share negatively by $0.04, or 1%.

•	GAAP operating margins for the fiscal year were 21.3%, while adjusted operating margins were 33.3%, down 0.8% from last year due to business impacts associated with the COVID-19 pandemic.
•	Cash from operations was $205 million for the year, increasing 13% over the prior year. We returned $49 million to our shareholders in the form of dividends.

2	2020 Proxy Statement

We are accelerating our momentum to innovate best-in-class life sciences tools and products for our customers in the fields of research, diagnostics and therapeutics. Our acquisitions in fiscal year 2019 of Quad Technologies, B-MoGen Biotechnologies and Exosome Diagnostics give us even more runway into the growing and scalable markets of cell and gene therapy and cancer diagnostics, with customers that already know our brands for research reagents and tools. During fiscal 2020, we further strengthened our cell and gene therapy portfolio through the launch of a joint venture, rounding out our offering with a complete portfolio addressing cell and gene therapy workflow. We continued construction of a state-of-the-art GMP protein facility to meet forecasted demand as the growing pipeline of cell and gene therapies make it through clinical drug development phases and gain regulatory approvals. We pivoted significant resources to develop and commercialize products enabling SARS-CoV-2 research, diagnostic and therapeutic development, and partnered with a Mount Sinai-led joint venture to develop and scale a quantitative COVID-19 serology test. We are very proud of these accomplishments and believe that we are well-positioned to continue our strong performance and growth.

2020 Proxy Statement 3

THE COMPANY’S RESPONSE TO THE COVID-19 PANDEMIC

As the pandemic unfolded in the third and fourth quarters of the Company’s fiscal year, management and the Board responded in a number of ways. The Company focused first and foremost on employee health and safety. Specifically, week by week as the crisis unfolded, the Company took the protective steps necessary to keep our employees safe while ensuring continued operations as an essential business supporting our customers’ COVID-19 discoveries and other important medical research, diagnostics and therapeutics development. The Company implemented a number of measures to protect the safety of those employees who were required to work on site, including having employees who could work remotely do so, modifying work schedules, establishing alternating shifts, implementing health measures such as mandatory mask usage, improving site cleaning and segregating the workplace into work areas to limit employee interaction. The Board was kept apprised of these safety measures through regular communications from management that also included copies of the weekly emails that were sent to all employees globally. As a result of the Company’s robust focus on health and safety and our employees’ cooperation, we have had minimal disruption to the business caused by employee illness and, to date, no known virus transmissions on site.

While the pandemic temporarily impacted revenues, the Board believes the Company is well-positioned to not only survive but thrive once the pandemic has subsided. Consequently, both the Board and its Executive Compensation Committee were focused on preserving business and retaining employees so that the Company is prepared to capitalize on future opportunities. As a result of the Company’s disciplined cash management and strong balance sheet, thus far the Company has chosen not to furlough any employees or reduce compensation. In fact, as described in more detail in the CD&A, the Company chose to award annual bonuses based on financial performance that excluded the fourth quarter, and to do so broadly throughout the Company. Annual cash bonuses were paid for the first time to all management, not just middle and upper management. In addition, sales employees with commission plans were given reduced revenue targets in light of the pandemic. Broadly speaking, the Board and Executive Compensation Committee was very focused on maintaining employee morale and retaining key employees, believing that doing so was the best way to secure the Company’s long-term future.

In addition to overseeing the health and welfare of the Company’s employees, management focused on business continuity, ensuring that its suppliers were able to continue supply of critical components for key products required by our customers. Management closely monitored financial impacts and adjusted expenditures to mitigate revenue losses resulting from customers’ site closures. Management also monitored internal controls to ensure remote working did not negatively impact company processes and financial reporting and disclosures.

The Board and its committees received detailed reports on management’s activities during the pandemic, both at Board and committee meetings and in interim written reports, thereby fulfilling its risk oversight and strategic guidance roles. The Board also received regular reports from management regarding the Company’s significant initiatives to develop and launch new products specifically for research, diagnostic and therapeutic efforts to respond to the COVID-19 disease, as described above.

GOVERNANCE PROPOSALS

PROPOSAL	Set the number of directors at nine.	FOR setting the number of directors at nine.
	Set the number of directors at nine.	Page 10
PROPOSAL	Elect the nine director nominees identified in this Proxy Statement, each for a term of one year.	FOR electing each of the nine director nominees
	Our nominees are exemplary leaders who offer a diverse set of expertise and experience, together with a mix of tenured experience and fresh insight.	Page 10

4	2020 Proxy Statement

GOVERNANCE HIGHLIGHTS

Many of our corporate governance practices are the direct result of feedback from our shareholders and other stakeholders. The result of our continuous efforts to improve the governance of our company can be seen in our well-balanced, strong and experienced board, our ongoing shareholder engagement efforts, our executive compensation program and our incorporation of many market best practices.

The Company values the perspectives of its shareholders. Management meets frequently with key shareholders to discuss the Company’s financial performance and strategies. In fiscal year 2020, directors and management once again undertook a robust engagement process with our largest shareholders. We reached out to shareholders representing over 50% of our shares outstanding. Our shareholders were generally positive about the company’s financial performance and governance positions, as well as our decision to issue our first Corporate Sustainability Report, as described below in “Corporate Sustainability.”

At the recommendation of the Nominations and Governance Committee, the Board recently amended its Principles of Corporate Governance to respond to feedback from shareholders and formalize the Company’s commitment to diversity of leadership in all respects, including specifically diversity of gender, ethnicity and race. In furtherance of this goal, in late June 2020, the Board appointed a second woman, Julie Bushman, to serve as a director; she is one of the nominees listed below.

Board Nominees

The following is an overview of our director nominees submitted for election at the 2020 Annual Meeting. Each director nominee is elected annually by a majority of votes cast.

				Committee Membership
Name	Age	Year First Elected By Shareholders	Principal Occupation	# of Other Public Company Boards	Audit	Executive Compensation	Nominations & Governance	Science & Technology
Robert V. Baumgartner	64	2003	Former Executive Chairman, Center for Diagnostic Imaging,	0	X		C*
Julie L. Bushman**	59	2020	Former Executive VP International Operations, 3M	2	X***
John L. Higgins	50	2009	President and, CEO, Ligand Pharmaceuticals	1	C		X
Joseph D. Keegan	67	2017	Advisor and Independent Director	1		X
Charles R. Kummeth	60	2013	President and CEO, Bio-Techne Corporation	1
Roeland Nusse	70	2010	Professor, Stanford University	0				C
Alpna Seth	57	2017	President and CEO, Nura Bio Inc.	1			X	X
Randolph Steer	70	1990	Independent Biotechnology Consultant and Board Director	0		C		X
Rupert Vessey	55	2019	President of Global Research & Early Development, Bristol Myers Squibb	0		X***		X
*	“C” denotes Committee Chair
**	Ms. Bushman will be standing for election for the first time at the Annual Shareholder Meeting
***	Membership begins following Annual Shareholder Meeting

2020 Proxy Statement 5

Board and Corporate Governance Highlights

Our strong performance during fiscal year 2020, and the past several years, can be at least partially attributed to our experienced board of directors. Our predominantly independent board includes a range of newer and tenured directors with a balanced and diverse background of experience, education and talent. The following is information about our current slate of nominees:

BOARD COMPOSITION.		BOARD ACCOUNTABILITY.
•	Total of 9 directors- all independent except for CEO	•	Annual election of directors
•	Separate Board Chairperson and CEO roles	•	Effective majority voting standard in uncontested director elections (through director resignation policy)
•	All chairpersons and members of all Board committees are independent	•	Annual Board and committee evaluations
•	Balance of industry, scientific and functional expertise among directors	•	Regularly-held executive sessions of non-management directors
•	Policy requiring directors to retire upon reaching the age of 75	•	Executive and director equity ownership guidelines
•	Regular refreshment, with a current average tenure of 9.1 years of service	•	Regular engagement by directors to discuss governance with key shareholders, both proactively and in response to requests from shareholders

6	2020 Proxy Statement

Director Qualifications and Experience

As a highly acquisitive science-based company, we focus on a mix of science/technology and business expertise. Our directors reflect this balance, as well as a diverse mix of other skills and experience needed to help drive our strategies. The following describes the specific skills and experience we seek in directors to better align with the Company’s strategic vision and business, and the number of our director-nominees with that identified skill:

SHAREHOLDER INTERESTS.		RISK MANAGEMENT.
•	First Corporate Sustainability Report issued	•	Enterprise risk discussed at least annually in the context of strategic planning process
•	Annual Say on Pay vote	•	Periodic reports to the Board on cybersecurity, privacy and compliance risks by management
•	One single voting class – common stock class	•	Compensation Committee oversight of compensation and other employee-related risks
•	No shareholder rights plan	•	Audit Committee oversight of financial, fraud and conflicts risks
•	Proxy access to nominate director candidates	•	Nominations and Governance Committee oversight of ethics, conflict of interest and other governance risks

EXECUTIVE COMPENSATION HIGHLIGHTS

PROPOSAL	Approve, on an advisory basis, the compensation of our executive officers as disclosed in the Proxy Statement.	FOR the advisory proposal on executive compensation.
	Our compensation practices align executive compensation with Company financial performance, business unit performance, and shareholder return.	Page 45

2020 Proxy Statement 7

Our Pay-for-Performance Culture

With our strategic focus on growing the business over the long term, it is imperative that our executive compensation program motivates our talented management team in such a manner as to encourage and reward successful execution of this business strategy. To achieve this, we have established an executive pay program with a strong pay-for-performance foundation. We utilize the following compensation elements:

Type	Element	Performance Period	Objective
Fixed	Base Salary	Annual	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle
Performance-based	Annual Bonus	Annual	Rewards achievement of annual Company-wide and segment financial objectives
Performance-based	Performance-based Stock Options and Restricted Stock Units	Long-Term	Supports the achievement of corporate strategic goals that drive the creation of long-term, sustainable shareholder value
Performance- and Time-based	Time-Based Stock Options and Restricted Stock Units	Long-Term	Aligns the interests of management and shareholders and serves as an important retention vehicle

We believe that pay should be linked to performance – and that executives and long-term shareholders alike should benefit from our success and growth. Consequently, while the balance of the above components may change slightly from year to year based on corporate strategy and objectives, among other considerations, the mix of pay is heavily weighted toward performance.

8	2020 Proxy Statement

PROPOSAL	Approve an amendment and restatement of the Company’s Equity Plan, including allocation of an additional 1.3 million shares.	FOR amendments to the Bio-Techne Equity Plan.
	In order to retain and motivate management, the Board recommends that an additional 1.3 million shares be allocated to the Bio-Techne Equity Plan and to make certain additional amendments.	Page 49

The Executive Compensation Committee believes that equity incentive grants to key employees and management are vital to the success of our Company and our shareholders. Equity incentives play an important role in our ability to attract and retain key employees and management, strategically align employee compensation with long-term performance, and link employee interests with those of shareholders. As we acquire companies, we also believe providing equity incentives to employees of those acquired companies enhances and supports our strategic objectives.

We are seeking shareholder approval to add 1.3 million shares to our Bio-Techne Equity Plan. Every August, as we begin a new fiscal year, we issue annual equity grants to our key non-management employees, management team and executives, representing approximately 10% of our employees. We issued approximately 700,000 shares on August 5, 2020. Since this occurred after the end of our Annual Report on Form 10-K, we have provided an updated disclosure of share usage and availability as of August 31, 2020 to assist you in analyzing our share request. See Equity Compensation Plan Information as of August 31, 2020.

PROPOSAL	Ratify the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year.	FOR ratification of the appointment of KPMG for the 2021 fiscal year.
	Based on its assessment of the qualifications and performance of KPMG, the Audit Committee has recommended the appointment of KPMG for the 2021 fiscal year.	Page 57

2020 Proxy Statement 9

PROPOSALS 1 AND 2: ELECTION OF DIRECTORS

PROPOSAL 1. ESTABLISHING THE NUMBER OF DIRECTORS AT NINE

Your Board unanimously recommends a vote “FOR” setting the number of directors at nine.

Our bylaws provide that the number of directors shall be determined by the shareholders at each Annual Meeting. Your Board unanimously recommends that the number of directors be set at nine.

Under applicable Minnesota law and the Company’s bylaws, approval of the proposal to set the number of directors at nine requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter; or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

PROPOSAL 2. ELECTION OF DIRECTORS

Your Board unanimously recommends a vote “FOR” each of the nine director nominees presented in this proposal.

Over the last six years, we have undergone a thoughtful, gradual board refreshment process as we have also significantly expanded the Company. In 2014, we implemented a director retirement provision in our Principles of Corporate Governance and have subsequently followed that policy. As a result, the average director tenure has dropped from 13.8 years in 2013 to 9.1 years currently.

While refreshment is important, it is also critical to the effectiveness of the Board to make replacements gradually so that the Board retains a balance of experience and new perspectives. In 2017, with three directors reaching the retirement age of 75, the Nominations and Governance Committee recommended, and the Board unanimously approved, a transition plan that staggered these individuals’ retirement to provide for continuity and a smooth transition. At the 2017 and 2018 Annual Meetings, the shareholders elected three new Board members as part of the refreshment process. Mr. Harold Wiens is reaching retirement age this year and is not up for re-election. In anticipation of his retirement, the Board appointed Ms. Julie L. Bushman on July 31, 2020, and she is now standing for election for the first time at the current Annual Meeting. Ms. Bushman was recommended for nomination by retiring director Harold Wiens.

The nine directors elected at the Annual Meeting will hold office until the 2021 Annual Meeting of Shareholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal. Each nominee has informed the Board that he or she is willing to serve as a director. If any nominee should decline or become unable or unavailable to serve as a director for any reason, your proxy (the “Proxy”) authorizes the persons named in the Proxy to vote for a replacement nominee, if the Board names one, as such persons determine in their best judgment. As an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

Under the Company’s Amended and Restated Articles of Incorporation, directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority vote, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast. Under the Board’s director resignation policy, an incumbent director who does not receive a majority of the votes cast “FOR” his or her election, in an election where the majority vote standard applies, must offer to tender his or her resignation to the Company’s Nominations and Governance Committee. The policy further provides that the Board, taking into account the recommendation of the Nominations and Governance Committee, will act on a tendered resignation and publicly disclose its decision within 90 days of receiving certification of the election results. If the Board does not accept such director’s resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected.

10	2020 Proxy Statement

Nominees for Director

The following is a brief description of each nominee, including age, years of service on this Board, other public company directorships, as well as principal occupation, position and business experience for at least the past five years. Each director’s biographical information includes a description of the director’s experience, qualifications, attributes or skills that qualify the director to serve on the Company’s Board.

Robert V. Baumgartner, Chairman Age: 64 Independent Director Since: 2003

Until July of 2019, Mr. Bob Baumgartner served as Executive Chairman, Director of the Center for Diagnostic Imaging, Inc., an operator of diagnostic imaging centers. Prior to August 2015, Mr. Baumgartner also served as Chief Executive Officer of that company, a position he had held since 2001. He has also held numerous executive positions previously, including as Chief Executive Officer and Director of American Coating International, President and Chief Executive Officer of First Solar and President of the Apogee Glass Group. He began his professional career at KPMG LLP, an international accounting firm. He received a bachelor’s degree in business administration from the University of Notre Dame. Mr. Baumgartner also currently serves as a director of the boards of Carestream and OIA Global, both privately held companies, and serves as an advisor to Sirona Medical.

Mr. Baumgartner brings to the Board valuable strategic skills and financial and operational management expertise. His more than 20 years serving as Chief Executive Officer and Executive Chairman of large, complex businesses gives him extensive experience in finance, accounting, and business leadership. Mr. Baumgartner also offers important board-level experience, as well as knowledge of the business and industry of the Company gleaned in his 17 years serving on the Board.

Julie L. Bushman Age: 59 Independent Director Since: 2020 Other Public Directorships: Adient, plc. and Phillips 66

Ms. Julie L. Bushman retired from 3M Corporation in February 2020, where she most recently served as Executive Vice President of International Operations. She joined 3M in 1983, and previously served in various executive positions at 3M, including as Senior Vice President of Business Transformation and Information Technology; Executive Vice President of Safety, Security and Protection Services; Executive Vice President of Safety and Graphics; Division Vice President of the Occupational Health and Environmental Safety Division; and Chief Information Officer. Ms. Bushman also serves as an independent director at Adient plc, an automotive seating company and Phillips 66, an energy manufacturing and logistics company.

Ms. Bushman brings valuable strategic, operational and international expertise to the Board. In her various roles with 3M, she developed extensive global experience from managing 3M’s international operations as well as a global business in personal safety. She also has extensive digital, software and CIO experience, which will bring important expertise as the Company continues to expand globally and integrate systems to increase operational efficiencies. Her experience with public company requirements as both an executive officer and as a director for public companies is also valuable.

2020 Proxy Statement 11

John L. Higgins Age: 50 Independent Director Since: 2009 Other Public Directorships: Ligand Pharmaceuticals, Inc.

Mr. John Higgins has been President and Chief Executive Officer of Ligand Pharmaceuticals, Inc. since January 2007 and has been a member of Ligand’s Board of Directors since March 2007. From 1997 until joining Ligand, Mr. Higgins was with Connetics Corporation, a specialty pharmaceutical company, as its Chief Financial Officer, and also served as Executive Vice President, Finance and Administration and Corporate Development at Connetics from January 2002 until its acquisition by Stiefel Laboratories, Inc. in December 2006. Mr. Higgins was previously a member of the executive management team and a director at BioCryst Pharmaceuticals, Inc., a biopharmaceutical company. Before joining BioCryst in 1994, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. Mr. Higgins has served as a director of numerous public and private companies. He graduated Magna Cum Laude with a bachelor’s degree from Colgate University.

Mr. Higgins offers the Board over 20 years of industry experience through his role as Chief Executive Officer of Ligand Pharmaceuticals and leadership roles in other pharmaceutical companies. His role with Ligand has given him vital experience in the application of strategic leadership skills within our industry, as well as extensive public company executive and board experience. Mr. Higgins also brings to the Board deep knowledge in accounting and financial matters.

Joseph D. Keegan, Ph.D. Age: 67 Independent Director Since: 2017 Other Public Directorships: Interpace Diagnostics

Dr. Joseph Keegan currently serves as a director and advisor for Interpace Diagnostics as well as a number of privately held life science companies. From 2007 until its sale to Pall Corporation in 2012, Dr. Keegan served as President and Chief Executive Officer of ForteBio, Inc. Dr. Keegan joined ForteBio from Molecular Devices Corporation, where he served as President and Chief Executive Officer from 1998 to 2007. Prior to Molecular Devices, Dr. Keegan held leadership positions at Becton Dickinson, Leica, Inc. and GE Medical Systems. He has also served on numerous public and private company boards of life science tools companies, including as Chair of Fluidic Analytics and Executive Chair of Halo Labs. Dr. Keegan holds a Ph.D. in Physical Chemistry from Stanford University.

Dr. Keegan brings an important life science background to the Board through his career working at a number of life sciences companies, with a focus on diagnostics. His knowledge of the Company's customers and products is especially valuable. Dr. Keegan further offers extensive executive management experience and board level experience through his past and present service on other private and public company boards.

Charles R. Kummeth Age: 60 Director Since: 2013 Other Public Directorships: Gentherm, Inc.

Charles R. Kummeth has been President, Chief Executive Officer, and member of the Board of the Company since April 1, 2013. Prior to joining the Company, he served as President of Mass Spectrometry and Chromatography at Thermo Fisher Scientific Inc. from September 2011. He was President of that company’s Laboratory Consumables Division from 2009 to September 2011. Prior to joining Thermo Fisher, Mr. Kummeth served in various roles at 3M Corporation, most recently as the Vice President of the company’s Medical Division from 2006 to 2008. Mr. Kummeth also serves on the board of one other public company, Gentherm, Inc., developer of thermal management technologies.

As the only member of Company management to serve on the Board, Mr. Kummeth provides the board with key insight into the day-to-day operations of the Company and its primary challenges and opportunities. Mr. Kummeth’s service on the Board also promotes strategy development and implementation and facilitates the flow of information between the Board and management. Mr. Kummeth further offers extensive significant executive management experience and expertise leading the growth of biotechnology companies.

12	2020 Proxy Statement

Roeland Nusse, Ph.D. Age: 70 Independent Director Since: 2010

Dr. Nusse has been a professor or associate professor in the Department of Developmental Biology at Stanford University and an investigator at the Howard Hughes Medical Institute since 1990. He has also been the chair of the Department of Developmental Biology at Stanford since 2007. Dr. Nusse was previously at the Netherlands Cancer Institute (Amsterdam, The Netherlands) as a staff scientist and ultimately head of the Department of Molecular Biology. Dr. Nusse was elected to the United States National Academy of Sciences in April 2010, the European Molecular Biology Organization in 1988, the Royal Dutch Academy of Sciences in 1997, and the American Academy of Arts and Sciences in 2001. Dr. Nusse was awarded the Breakthrough Prize in Life Sciences in 2016. Dr. Nusse earned a bachelor’s degree in biology from the University of Amsterdam and a doctorate in molecular biology from the Netherlands Cancer Institute in 1980.

Dr. Nusse brings valuable experience to the Board from his longstanding career as a researcher and department chair at Stanford University, including strategic leadership and scientific and industry knowledge. This experience allows him to provide the Board with insight into the Company's products, customers, and markets. Dr. Nusse also has a deep understanding of and contacts within the international life science research community.

Alpna Seth, Ph.D. Age: 57 Independent Director Since: 2017 Other Public Directorships: Seattle Genetics, Inc.

Dr. Alpna Seth was appointed President and Chief Executive Officer of Nura Bio Inc., f/k/a Proneurotech, in August 2019. Dr. Seth is also a member of the Board of Directors of Seattle Genetics, Inc. Until January 2019, she was Chief Operating Officer of Vir Biotechnology, Inc. Prior to joining Vir in July 2017, Dr. Seth was at Biogen Inc. for nearly two decades, most recently as Senior Vice President and Global head of its Biosimilars business, headquartered in Switzerland. For the period from 1998 through 2014, Dr. Seth held a range of senior leadership roles across R&D and commercial arenas, primarily based out of Biogen’s global headquarters in Cambridge, US. This includes leading several major drug development programs and product launches, along with strategic, business development and long-range planning initiatives. In another international general management assignment, she served as the founding Managing Director of an India affiliate and was a member of Biogen’s Asia Pacific Leadership Team. She holds a Ph.D. in Biochemistry and Molecular Biology from University of Massachusetts Medical School and conducted her post-doctoral research at Harvard University in Immunology and Structural Biology, both as a Howard Hughes Medical Institute Fellow.

Dr. Seth brings a breadth of experience in research, drug discovery, marketing, international operations, financial management and business development. Dr. Seth’s extensive background in the pharmaceutical industry and in international business and her deep knowledge of critical areas of science provide a valuable strategic perspective for our business generally and for a key customer group for the Company.

2020 Proxy Statement 13

Randolph Steer, M.D., Ph.D. Age: 70 Independent Director Since: 1990

Dr. Randolph Steer is currently an independent biotechnology consultant and board director. He served as President and Chief Operating Officer of Capstone Therapeutics Corp. from April 2006 to October 2011. Dr. Steer was elected to the Mayo Clinic Board of Trustees in November 2011, and until recently served as a director of publicly-traded Vital Therapies, Inc. From 1989 to 2006 Dr. Steer was a consultant to the pharmaceutical and biotechnology industries, where he advised companies in business development, medical marketing and regulatory and clinical affairs. His prior experience includes service as Associate Director of Medical Affairs at Marion Laboratories and as Medical Director at Ciba Consumer Pharmaceuticals. Dr. Steer received his undergraduate degree in physiology and Ph.D. in pathobiology from the University of Minnesota and his medical degree from the Mayo Medical School.

Dr. Steer offers the Board a strong medical and scientific background. Moreover, his experience in executive leadership and in board management, together with his knowledge of the pharmaceutical and biotechnology industries allow him to provide valuable strategic insight. Dr. Steer also offers an understanding of the development of the Company as the longest tenured member of the Board.

Dr. Rupert Vessey, MA, BM BCh, FRCP, DPhil Age: 55 Independent Director Since: 2019

Dr. Rupert Vessey, MA, BM BCh, FRCP, DPhil, is currently the President of Research and Early Development at Bristol-Myers Squibb. Previously, he was President of Global Research and Early Development at Celgene prior to its acquisition by Bristol0Myers Squibb. While at Celgene, Dr. Vessey also served on the board of Juno Therapeutics from April 2017 until its acquisition by Celgene in March of 2018. Before joining Celgene, Dr. Vessey held various research and development senior management positions at Merck. Dr. Vessey holds an MA in physiological sciences and a BM BCh in clinical medicine from Oxford University where he completed his DPhil at the Institute for Molecular Medicine, Oxford along with additional clinical training at various hospitals in the UK. He is a member of the Royal College of Physicians of London UK. He also serves on the Board of privately held therapeutics company Pharmakea.

Dr. Vessey was selected to serve on the Board because of his exceptional background in medical and life science research and development with Bristol-Myers Squibb, Celgene, Merck, and other companies, and his extensive experience as an executive in the pharmaceutical industry, a key customer group for the Company. His international research and business experience is also important to the Board as the Company continues its expansion in markets outside of the United States.

14	2020 Proxy Statement

Corporate Governance – The Role and Governance of the Board

The Board of Directors is the Company’s governing body, with responsibility for oversight, counseling and direction of the Company’s management to serve the short- and long-term interests of the Company and its shareholders. The Board’s goal is to build long-term value for the Company’s shareholders and to ensure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goal, the Board monitors both the performance of the Company and the performance of the CEO. It is also integrally involved in strategic planning, in partnership with the management team. It regularly undertakes an in-depth review of management’s long term and short-term strategic plan, and periodically provides input as the strategic plan is implemented and evolves.

The Board has adopted Principles of Corporate Governance applicable to all directors, which can be found on the Investor Relations page of our website at www.bio-techne.com. The Principles describe the Company’s corporate governance practices and policies and provide a framework for the governance of the Company. Among other things, they require a majority of the members of the Board to be independent directors and require candidates for director to meet minimum qualifications including high moral character and mature judgment. The Principles also specify that the Company shall maintain Audit, Executive Compensation and Nominations and Governance Committees which consist entirely of independent directors.

Board Independence

The Board annually reviews the independence of each director. The Board has affirmatively determined that all of the Company’s non-employee directors are “independent” as such term is defined in the applicable requirements of the SEC and Nasdaq (collectively, the “Applicable Rules”). Mr. Kummeth is not independent based on his service as the Company’s CEO and President. In making its independence determinations, the Board reviewed transactions and relationships between the director, or any member of his or her immediate family, and the Company and its subsidiaries based on information provided by the director, Company records and publicly available information.

Board Leadership Structure

Mr. Baumgartner, an independent director, serves as Chair of the Board. The Board has determined that dividing the roles of Chair and CEO is currently the most effective leadership structure for the Company because of the differences between the two roles. The Board is responsible for setting the strategic direction for the Company. The Chair of the Board sets the agenda for Board meetings and presides over meetings of the full Board and executive sessions of the independent directors. The CEO executes the Board’s direction and is responsible for the day-to-day leadership and performance of the Company. In addition, the independent directors of the Board meet in executive session without members of management present on a regularly scheduled basis.

The Board has determined that maintaining an independent Chair, along with the independence of a majority of directors, helps maintain the Board’s independent oversight of management and ensures that the appropriate level of independence is applied to all Board decisions. In addition, each of the four Board committees consists entirely of independent directors.

Risk Oversight

Risk assessment and oversight is an integral part of Board and Committee deliberations throughout the year. The Company’s Board administers its risk oversight function through its Committees, as described below. It oversees some categories of risk as an entire board directly, specifically with respect to strategic, technology, cybersecurity and operational risks, as well as risks related to environmental and social matters. In performing their oversight responsibilities, the Board and Committees review policies and guidelines that senior management use to manage the Company’s exposure to material categories of risk. In addition, the Board and Committees review the performance and functioning of the Company’s overall risk management function and management’s establishment of appropriate systems for managing risk.

Each of the Board’s committees has risk oversight duties corresponding to its areas of responsibility, as described in its charter. The Audit Committee has oversight responsibility with respect to the Company’s financial risk assessment and financial risk management. The Audit Committee meets regularly with management and the Company’s independent auditors to review the Company’s risk exposures, the potential financial impact those risks may have on the Company, the steps management takes to address those risks, and how management monitors emerging risks. With respect to the Company’s compensation plans and programs, the Executive Compensation Committee structures such plans and programs to balance risk and reward, while mitigating the incentive for excessive risk-taking by the Company’s executive officers and employees. The Nominations and Governance Committee oversees the management of risks associated with the composition and independence of the Company’s Board, as well as general corporate governance risks and policies and maintenance of the Code of Ethics and Business Conduct.

2020 Proxy Statement 15

The risk oversight roles described above are not merely academic exercises. In response to the pandemic, which had a material impact on the Company particularly in the fourth quarter of fiscal year 2020, the Board received regular reports from management on the various implications and effects of the pandemic on the Company’s business, discussed management’s responses and provided guidance in a variety of related matters.

Corporate Governance – Board Committees

The Board currently has four standing Committees: the Audit Committee, the Executive Compensation Committee, the Nominations and Governance Committee and the Science and Technology Committee. Each of these committees is governed by a written charter approved by the Board in compliance with the Applicable Rules. The charter of each committee requires an annual review by such committee. The charters are available on our website at http://www.bio-techne.com in the “Investor Relations” section under “Corporate Governance.”

Each member of our Audit, Nominations and Governance and Executive Compensation committees is independent, as determined by the Board, under the Applicable Rules. In addition, each member of the Audit Committee and the Executive Compensation Committee meets the additional independence standards for committee members under the Applicable Rules. The members of each standing committee are appointed by the Board each year for a term of one year and until their successors are elected, or until the earlier death or resignation or removal from the committee or the Board. In addition, the Board has, on occasion, established committees to deal with particular matters the Board believes appropriate to be addressed in that manner.

Audit Committee

The Audit Committee is responsible for the appointment, supervision and evaluation of the Company’s independent registered public accounting firm and for reviewing the Company’s internal audit procedures, the quarterly and annual financial statements of the Company, and monitoring the Company’s internal controls over financial reporting and the results of the annual audit. The Audit Committee’s other responsibilities include approval of related party transactions, oversight of the Company’s cash investment policy and monitoring the Company’s financial fraud hotline and other compliance matters having financial impact. The Board has determined that, for FY 2020, Messrs. Baumgartner and Higgins are “audit committee financial experts” as such term is defined in the Applicable Rules.

Executive Compensation Committee

The Executive Compensation Committee determines base and incentive compensation for executive officers of the Company, establishes overall policies for executive compensation and reviews the performance of the executive officers. The Executive Compensation Committee works with Mr. Kummeth to establish compensation and performance goals for the other executive officers and, acting independently, establishes the compensation and performance goals for Mr. Kummeth. The Executive Compensation Committee also recommends to the Board and administers director compensation policies and practices.

Nominations and Governance Committee

The Nominations and Governance Committee recruits well-qualified candidates for the Board, selects persons to be proposed in the Company’s Proxy Statement for election as directors at annual meetings of shareholders, determines whether each member of the Board is independent under Applicable Rules, establishes governance standards and procedures to support and enhance the performance and accountability of management and the Board, considers the composition of the Board’s standing committees and recommends any changes, evaluates overall Board performance, assists committees with self-evaluations, and monitors emerging corporate governance trends. In fulfilling its responsibilities, the Nominations and Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominations and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominations and Governance Committee through current members of the Board of Directors, professional search firms, shareholders or other persons and may be considered at any point during the year. Additional detail regarding the Nominations and Governance Committee’s process for identifying and evaluating candidates is described in the section below entitled “Director Qualifications, Diversity and Refreshment.”

16	2020 Proxy Statement

Science and Technology Committee

The Science and Technology Committee assists the Board in providing oversight of management's actions and judgments relating to the Company's research and development activities, including its strategies, objectives and priorities as they relate to the Company's current and planned R&D programs and technology initiatives. The Committee also assists the Board in evaluating the scientific elements of the Company's acquisitions and business development activities, and risks related to research and development. The Committee also reviews and advises the Board and management on the overall intellectual property strategy of the Company.

Corporate Governance – Meetings and Attendance

The Board met four times during FY 2020. Each director attended 100% of the Board meetings and at least 75% of meetings of the committees on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings but also by conducting business via written actions in lieu of meetings and otherwise communicating informally throughout the year on various Board and committee matters with executive management, advisors and others on matters affecting the Company. All directors attended the Annual Meeting of Shareholders in October 2019.

The membership of each standing committee as of June 30, 2020 and the number of committee meetings held during FY 2020 are identified in the table below.

Director	Audit	Executive Compensation	Nominations & Governance	Science & Technology
Robert V. Baumgartner	X		Chair
John L. Higgins	Chair		X
Joseph Keegan, Ph.D.		X
Charles R. Kummeth
Roeland Nusse, Ph.D.			X	Chair
Alpna Seth, Ph.D.			X	X
Randolph C. Steer, M.D., Ph.D.		Chair		X
Rupert Vessey, MA, BM BCh, FRCP, DPhil				X
Harold J. Wiens*	X	X
Number of meetings held during FY 2020	6	4	3	2
*	Mr. Wiens is not being re-nominated; he is retiring effective after the Annual Shareholder Meeting. Ms. Julie Bushman joined the Board after the end of FY2020.

Shareholder Engagement and Communications

The Company values the perspectives of its shareholders. Management meets frequently with key shareholders to discuss the Company’s financial performance and strategies. In addition, over the last several years the Company has carried out and expanded a shareholder engagement program to discuss governance matters with key shareholders, both proactively and in response to requests from shareholders.

In fiscal year 2020, the Company undertook a robust engagement process with our largest shareholders. Our Board chair, Mr. Baumgartner, who also serves as the Chair of the Nominations and Governance Committee and as a member of the Audit Committee, and Dr. Steer, Chair of our Executive Compensation Committee, led the efforts. We reached out to shareholders representing over 50% of our shareholdings and held nine meetings with shareholders representing over 35% of our shares outstanding. Our shareholders were generally positive about the company’s financial performance and governance positions, as well as our decision to issue our first Corporate Sustainability Report, as described below in “Corporate Sustainability.”

2020 Proxy Statement 17

Communications from shareholders are always welcome. Shareholders may communicate directly with the Board of Directors. All communications should be directed to the Corporate Secretary of the Company at 614 McKinley Place N.E., Minneapolis, MN 55413, and should prominently indicate on the outside of the envelope that such communication is intended for the Board of Directors, for non-management directors, or for a particular director.

Director Qualifications, Diversity and Refreshment

The Nominations and Governance Committee periodically assesses the skills and experience needed of directors to properly oversee the short- and long-term interests of the Company. The Committee utilizes a variety of methods for identifying and evaluating candidates for director, with the ultimate goal of maintaining a well-rounded Board that functions collegially and independently. Candidates for the Board are considered and selected on the basis of the criteria set forth in our Principles of Corporate Governance, including outstanding achievement in their professional careers, experience, wisdom, personal and professional integrity, their ability to make independent, analytical inquiries, and their understanding of the business environment. Candidates must have the experience and skills necessary to understand the principal operational and functional objectives and plans of the Company, the results of operations and financial condition of the Company, and the position of the Company in its industry. Candidates must have a perspective that will enhance the Board’s strategic discussions and be capable of and committed to devoting adequate time to Board duties. With respect to incumbent directors, the Nominations and Governance Committee also considers past performance on the Board and contributions to the Company, in part through an annual assessment process.

While the Company does not have a formal diversity policy for board membership, the Company seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominations and Governance Committee considers, among other factors, diversity with respect to perspectives, backgrounds, skills and experience in its evaluation of candidates for board membership. Such diversity considerations are discussed by the Nominations and Governance Committee in connection with the general qualifications of each potential nominee. The Nominations and Governance Committee also appreciates and is taking into account recent shareholder feedback regarding the importance of board diversity. At the recommendation of the Nominations and Governance Committee, the Board recently amended its Principles of Corporate Governance to reflect that feedback and formalize the Company’s commitment to diversity in all respects, including specifically diversity of gender, ethnicity and race. In furtherance of this goal, the Company is committed to actively seeking out highly qualified diverse candidates (including women and minority candidates) to include in the pool from which Board nominees are chosen.

The Nominations and Governance Committee will apply the same criteria in evaluating candidates recommended by shareholders as is used for candidates recommended by other sources, which criteria are described above. Recommendations may be sent to the attention of the Nominations and Governance Committee at the Company’s address: 614 McKinley Place N.E., Minneapolis, MN 55413. Any such recommendations should provide whatever supporting material the shareholder considers appropriate, but should at a minimum include such background and biographical material as will enable the Nominations and Governance Committee to make an initial determination as to whether the nominee satisfies the criteria for directors set forth in our Principles of Corporate Governance. Shareholders who intend to nominate a candidate for election by the shareholders at the Annual Meeting (in cases where the Board does not intend to nominate the candidate or where the Nominations and Governance Committee was not requested to consider his or her candidacy) must comply with the procedures described under the section of this Proxy Statement entitled “Additional Corporate Governance Matters—Shareholder Proposals for 2021 Meeting,” and with Bio-Techne’s bylaws.

As described in the first paragraph of “Item 2 Election of Directors,” above, three directors retired in FY 2017 and FY 2018 after meeting the retirement age as specified in our Principles of Corporate Governance. In 2017, with three directors reaching the retirement age of 75, the Nominations and Governance Committee recommended, and the Board unanimously approved, a transition plan that staggered these individuals’ retirement to provide for continuity and a smooth transition. At the 2017 and 2018 Annual Meetings, the shareholders elected three new Board members as part of the refreshment process. This year, Mr. Harold Wiens is reaching retirement age and is not up for re-election. In anticipation of his retirement, the Board conducted a search and ultimately elected Ms. Julie L. Bushman as the Company’s newest director on July 31, 2020; Ms. Bushman is now standing for election for the first time at the current Annual Meeting.

18	2020 Proxy Statement

Director Compensation

The Company believes that compensation for non-employee directors should be competitive and should encourage ownership of the Company’s stock. The Executive Compensation Committee periodically reviews the level and form of the Company’s director compensation and, if it deems appropriate, recommends to the Board changes in director compensation.

Director Compensation for FY 2020

Effective after the 2019 Annual Shareholder Meeting, each non-employee member of the Board receives an annual retainer fee of $75,000. Additional cash compensation is paid for the following roles:

Board Chair – $120,000

Chair of Audit Committee – $25,000

Chair of Executive Compensation Committee – $17,500

Chairs of Nominations and Governance and Science and Technology Committee – $15,000

No additional compensation is paid for membership on committees or attendance at meetings.

In addition, on an annual basis, each non-employee director receives an equity grant valued at $200,000 that vests upon the sooner of the one-year anniversary of the date of grant or the next annual shareholder meeting. Equity grants are provided 50% in stock options, with an exercise price equal to the fair market value of Bio-Techne’s Common Stock on the grant date, and 50% in restricted stock.

Non-employee directors who join the Board other than by election at an annual meeting of shareholders receive a pro-rated equity grant based on the portion of the year served. Non-employee directors are also paid their reasonable expenses for attending Board and Committee meetings. Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for all directors and executive officers to better align their interests with other shareholders. Non-employee directors are required to own stock at least equivalent in value to three times their annual retainer fee within five years. Although they have five years from July 1, 2016 (or their appointment or election to the Board), all directors met the requirements as of June 30, 2020.

Directors who are not employees of the Company were compensated for fiscal year 2020 as follows (note that Ms. Bushman did not join the Board until after our fiscal year, and therefore received no compensation or equity in fiscal year 2020):

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Robert V. Baumgartner	$185,000	$99,812	$99,974	$640	$385,426
John L. Higgins	98,333	99,812	99,974	640	$298,759
Joseph Keegan, Ph.D.	73,333	99,812	99,974	640	$273,759
Roeland Nusse, Ph.D.	88,333	99,812	99,974	640	$288,759
Alpna Seth, Ph.D.	73,333	99,812	99,974	640	$273,759
Randolph C Steer, M.D., Ph.D.	90,833	99,812	99,974	640	$291,259
Rupert Vessey, MA, BM BCh, FRCP, DPhi	73,333	130,762	130,573	522	$335,190
Harold J. Wiens	73,333	99,812	99,974	640	$273,759

(1)

Amounts consist of annual director fees and chair fees for services as members of the Company's Board and its Committees. For further information concerning such fees, see the discussion above this table.

(2)

For all directors except Dr. Vessey, the amounts represent the total grant date fair value of equity-based compensation for 495 shares of restricted stock granted pursuant to the Company's Second Amended and Restated 2010 Equity Incentive Plan in FY 2020 at the grant date market value of $201.64 per share, in accordance with Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718.

2020 Proxy Statement 19

In addition to the restricted stock grant of 495 shares mentioned above and granted to all directors in October 2019, Dr. Vessey also received a partial year grant upon commencement of his service as a director on July 1, 2019 in the amount of 147 shares at a grant date market value of $209.26 per share. As of June 30, 2020, each non-employee director other than Ms. Bushman held 495 unvested shares of restricted stock.

(3)

For all directors except Dr. Vessey, the amounts represent the total grant date fair value of equity-based compensation for 2,011 stock option awards granted pursuant to the Company's Second Amended and Restated 2010 Equity Incentive Plan in FY 2020, as calculated in accordance with the Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. In addition to the 2,011 stock option awards granted to all directors in October 2019, Dr. Vessey also received a partial year grant upon commencement of his service as a director on July 1, 2019 in the amount of 588 stock options. Assumptions used in the calculation of these amounts are described in Note 10 to the Company's audited financial statements for FY 2020, included in the Company's Annual Report on Form 10-K. As of June 30, 2020, the following non-employee directors held options to purchase the following number of shares of the Company's Common Stock: Mr. Baumgartner-28,279; Mr. Higgins-33,279; Dr. Keegan 7,034; Dr. Nusse-33,279; Dr. Seth-7,034; Dr. Steer-33,279; Dr. Vessey-2,599; and Mr. Wiens-7,034.

(4)	Amounts represent the total dollar value of dividends paid on restricted stock awards, as those amounts were not factored into the grant date fair value.

20	2020 Proxy Statement

Corporate Sustainability

We have built a creative, caring team of colleagues who bring unique perspectives and talents in support of our strategic goals. We have grown from approximately 700 employees in 2013 to approximately 2,300 employees globally today, adding people both through organic growth and by acquisition. Ensuring that our employees -- both those who have been with us for years and those who recently joined Bio-Techne – share a common vision and set of values has been and will be critical to our success. One way we have achieved that is through implementation of a common set of four key EPIC values – Empowerment, Passion, Innovation and Collaboration. Employees’ dedication to these values are leading the Company to develop and launch innovative technologies that help our customers address some of society's most difficult challenges in the healthcare and life sciences fields.

We understand that delivering on our mission over the long term requires a focus by management on corporate sustainability, including environmental, social, and governance (“ESG”) considerations, with oversight by the Board, both directly and through its committees. Specifically, management focuses on what the Company terms the “Four Pillars” of corporate sustainability, and periodically report its progress on initiatives under these Four Pillars to the Board.

Pillar	Commitment	Description
Pillar One	Our Commitment to Our People

Our four key EPIC values, described above, are the backbone for the way we approach everything related to our people. As a science organization, we value continuous learning and development opportunities for our employees, as well as a diverse and inclusive work environment that values employees from all cultures and backgrounds.

Pillar Two	Our Commitment to Our Communities

Our Company supports a number of scientific, educational and community-focused organizations and activities. We also encourage and support our employees as they contribute to our communities, both through team initiatives and as individuals.

Pillar Three	Our Commitment to the Environment

We are passionate about minimizing environmental impacts of our operations, conserving natural resources, and providing effective stewardship of the environment. Our commitment to environmental sustainability is demonstrated through our ISO 14001 certifications at our Minneapolis, MN headquarters and our European headquarters in the UK.

Pillar Four	Our Commitment to Governance and Operational Integrity

We adhere to many governance best practices, which we believe form an important foundation for actions and decisions of management and the Board in the best interests of all of our stakeholders. We are also committed to ethical and legal conduct, and have policies and processes to ensure our partners and suppliers operate with integrity as well.

For the first time this year, we have prepared and published our inaugural Corporate Sustainability Report. In it, we describe what we mean by each of these Four Pillars and provide examples of how we incorporate them into our values and commitment to a sustainable business. Our Corporate Sustainability Report is posted on our website.

2020 Proxy Statement 21

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview of our executive compensation philosophy and objectives as well as a description of the material components of our executive compensation program. This CD&A is intended to be read in conjunction with the tables which immediately follow this section, which provide further historical compensation information.

As of June 30, 2020, the following officers constituted our Named Executive Officers (collectively, our “NEOs”):

Name	Title
Charles Kummeth	President and Chief Executive Officer
James Hippel	Executive Vice President – Finance and Chief Financial Officer
David Eansor	President – Protein Sciences
Kim Kelderman	President – Diagnostics and Genomics
Brenda Furlow	Senior Vice President – General Counsel and Corporate Secretary

Executive Summary

We continued to execute on our long-term growth strategy in FY 2020, despite the challenges resulting from the pandemic in the latter half of our fiscal year. Our CEO has led a strategy of growth through investments in the core business as well as through our most recent acquisitions, together with new COVID-19 products that yielded additional revenue, all of which has resulted in another year of positive financial performance. The Company ended the year with 4% organic revenue growth, with total revenues of $739 million for FY 2020. The Company continues to diversify in many adjacent life science areas that we expect will provide accelerated growth and stability for investors, including diagnostics and tools for use in therapeutics as well as research. Our acquisitions are fundamental to our growth plans and, we believe, enable us to meet or exceed our long-term strategic targets. At the same time, we continue to focus on investing in the core of our business, as well as maintaining operational productivity, managing costs and investing prudently. As a result, we were able to maintain operating income in our core business and return approximately $49 million to our shareholders in the form of dividends this year.

22	2020 Proxy Statement

FY 2020: Incentive Payouts Reflect Continued Positive Performance Despite the Impact of the Pandemic

Our Executive Compensation Committee aligns pay with performance and strategic initiatives by tying a significant portion of awards to rigorous revenue- and earnings-based financial goals and by using both short- and long-term incentives.

Due to the COVID-19 pandemic, 2020 has been an unprecedented year for all companies, and financial goals and business strategies have been fundamentally changed. At the end of the second quarter of FY 2020, the Company was on track for a record year with an expected organic revenue growth rate of greater than 10%. During Q3 (February in China and March in Europe and the U.S.), sales in most sectors began to stall as the pandemic forced many of our customers to close labs. Despite that, management was able to guide the Company through the remainder of the fiscal year with no employee furloughs or restructuring, and with an array of new products developed and launched addressing diagnosis and treatment of COVID-19, all while maintaining a strong cash position.

Based on the previously set performance targets, the Company would not have paid bonuses for fiscal year 2020, as shown in the table below (note that minimum of 97% of target for organic revenue and 95% of adjusted operating income is required to receive a bonus payout):

Metric	Target	Actual	% of Target Achieved
Company Organic Revenue through Q4 FY 2020	$787.1M	$743.2M	94.4
Company Adjusted Operating Income through Q4 FY 2020	$266.0M	$249.8M	93.9

In its review of FY 2020 performance, the Executive Compensation Committee (the “Committee”) determined that Company management provided outstanding leadership through the pandemic and led the Company to a superior position than was expected at the beginning of the pandemic. Among the matters considered by the Committee were: (i) the strength of the Company’s performance through the third quarter (which reflected some negative revenue impact of the pandemic); (ii) the Company’s performance for the entire fiscal year despite material impacts of customer lab closures particularly in the fourth quarter; (iii) concerns about retention of key employees; and (iv) the Company’s strong stock performance in the fourth quarter as investors recognized the Company’s excellent management of the pandemic and strong growth expectations post-pandemic.

In light of all of the factors described above, and taking into consideration the enormous effort and operational excellence management demonstrated through the COVID-19 crisis, the Committee believed that not paying bonuses would not reflect the actual performance of management and would not be in the best interests of the Company due to harm to the Committee’s retention goals. Instead, the Committee determined that paying a bonus based on performance through Q3 more accurately reflected management performance and encouraged retention.

Moreover, the Committee believed that such evaluation of performance should be applied to all management and other key employees who helped the Company manage through the pandemic, not just the NEOs. In fact, for the first time this year, all levels of management employees received a Company performance-based bonus, resulting in over 20% of employees receiving an annual bonus. For those employees on sales commission plans, the Company adjusted targets for the fourth quarter of fiscal year 2020 to make the plans more achievable in light of the pandemic. Those sales employees who were entitled to receive commissions under their revised plans were paid; in some cases the payments were significant to recognize achievement significantly above their revised plan.

Consequently, the Committee approved annual cash incentive payouts for all executive officers, as well as all other management and key employees, at 116% of target. It based the calculation on FY 2020 performance through the third quarter, which had the effect of reflecting some but not all of the negative impact of the pandemic, as follows:

Metric	Target	Actual	% of Target Achieved
Company Organic Revenue through Q3 FY 2020	$575.2M	$565.9M	98.4
Company Adjusted Operating Income through Q3 FY 2020	$188.5M	$194.1M	102.9

Cash bonus performance payments for each NEO are reflected in the 2020 Summary Compensation Table. As usual, organic revenue and adjusted operating income measures for cash bonus consideration exclude the impact of actual foreign currency translation compared to our plan, certain acquisitions and acquisition-related amortization, costs and expenses, non-recurring litigation expenses, stock-based compensation expense and other unusual items. For a comprehensive discussion of our financial results, please refer to our Annual Report on Form 10-K for FY 2020.

2020 Proxy Statement 23

Longer Term: Incentive Pay Aligned with Performance Through the Third Quarter

For the past five years, NEOs have received performance-based equity awards (half the value in restricted stock units and half in stock options) that vest as follows: (i) 50% on a three-year adjusted revenue goal and (ii) 50% on a three-year adjusted operating income goal. The three-year performance equity awards granted in FY 2018 vested in August 2020 based on performance for the previous 12 quarters. The targets set three years ago for these grants were as follows:

Metric	Threshold	Target	Maximum
Adjusted Revenue for FY 2020	$664.0M	$698.9M	$733.8M
Adjusted Operating Income for FY 2020	$249.0M	$262.1M	$275.2M

Similar to the Committee’s annual cash bonus analysis described above, it determined that management had been on track to substantially exceed the maximums set out above for both Revenue and Operating Income. In fact, the Committee noted that the Company had actually exceeded those maximums (on a trailing twelve-month basis) one quarter early, at the end of the third quarter of fiscal year 2020. Specifically, as of the end of the third quarter of fiscal year 2020, which was the 11th of a 12-quarter measurement period, the Company had achieved the following, resulting in a maximum vesting of 150% of target (note that the maximum vesting is capped at 105% of target):

Metric	Target	Actual	% of Target Achieved
Adjusted Revenue (TTM) through Q3 FY 2020	$698.9M	$737.2M	105.5
Adjusted Operating Income (TTM) through Q3 FY 2020	$262.1M	$289.9M	110.6

Even if the Committee would have included the fourth quarter of fiscal year 2020 and measured results for the full twelve quarters, performance would still have substantially exceeded target. Specifically, achievements for the full year, as shown below, would have resulted in a payout at 141%, still well above target.

Metric	Target	Actual	% of Target Achieved
Adjusted Revenue (TTM) for FY 2020	$698.9M	$721.2M	103.2
Adjusted Operating Income (TTM) for FY 2020	$262.1M	$275.6M	105.2

In light of the strong performance through the first eleven quarters of the three-year measurement period and outstanding leadership through the pandemic, as well as the other factors discussed above, the Committee used its discretion to analyze achievement on a trailing twelve-month basis through the end of Q3 and pay at the full maximum amount of 150%.

24	2020 Proxy Statement

How Our Pay Program Works

While our Committee deemed it be appropriate to account for the unusual circumstances of the pandemic to appropriately reflect Company performance when calculating cash bonuses and long-term performance awards in fiscal year 2020, the overall compensation structure and process for executive pay remains the same. Our Committee oversees our executive compensation program, which includes several compensation elements that have each been tailored to reward specific aspects of Company-wide and business line performance that the Board believes are central to delivering long-term shareholder value. Executive compensation packages are focused on our key business and performance objectives. In particular, we strive to align executive compensation with our key strategic objectives: building core products and innovation, geographic expansion, commercial execution, operational excellence and talent retention and recruitment.

Base Salary

Base salaries are set to be competitive in the marketplace. Base salaries are not automatically adjusted annually but instead are adjusted when the Committee judges that an increase is earned due to a change in an executive officer’s responsibilities, demonstrated performance or relevant market data.

Short-Term Incentives

The annual cash incentive award plan is based on achieving certain strategic goals for each executive which may be based on Company-wide and/or segment Organic Revenue and Adjusted Operating Income, depending on the responsibility and oversight of the executive.

Long-Term Incentives

Long-term equity awards incentivize executives to deliver long-term shareholder value, while also providing a retention vehicle for our executives. The LTI mix is currently 50% time-based awards and 50% performance-vesting awards. LTI awards include stock options and RSUs.

Target Pay

We utilize the above-mentioned compensation elements to create executive compensation packages that are heavily weighted to variable, at-risk pay in order to align pay with performance. The Executive Compensation Committee does not have any formal policies for allocating total compensation among the various components. Instead, the Executive Compensation Committee uses its judgment, in consultation with its independent compensation consultant, to establish a mix of current, short-term and long-term incentive compensation, and cash and equity compensation for each Named Executive Officer. The balance between these components may change from year to year based on corporate strategy and objectives, among other considerations. For fiscal year 2020, our NEOs had the following target pay mix:

2020 Proxy Statement 25

Pay Aligned with Performance

As is demonstrated below, since Chuck Kummeth became the CEO in 2013, the Company has done exceptionally well. Our pay packages focused on Company-wide and segment performance objectives, particularly in operating income and organic revenue, have driven strong growth and shareholder value. While reported CEO pay has increased, total shareholder return has increased at a far faster pace.

Best Practices in Compensation Governance

The table below summarizes what we do and what we don’t do with respect to our compensation governance practices. We maintain these best practices to encourage actions that are in the long-term interests of our shareholders and the Company.

✔

Pay for performance. Approximately 91% of CEO target total direct compensation was directly or indirectly tied to Company performance and approximately 77% of other NEOs’ target total direct compensation was directly or indirectly tied to Company performance.

✔	Emphasize long-term performance. Approximately 60% of our NEOs’ target direct compensation is equity-based with multi-year vesting.
✔

Minimum required vesting. We do not allow vesting of options, full-value or stock appreciation rights to occur in a period of less than one year, subject to possible exceptions, none of which has been utilized to date.

✔	Develop sound financial goals. Financial goals for incentive plans are based on targets that are challenging but achievable.
✔	Use double-trigger vesting provisions. Vesting connected with a change in control requires qualifying termination of employment (“double-trigger” provision).
✔

Impose stock ownership requirements. Align executives with shareholders by requiring the CEO to own stock valued at 3x his base salary and other executive officers to hold stock valued at 1x their base salaries.

✔	No hedging or pledging. Directors and executive officers may not hedge Company securities and, subject to limited exceptions, may not pledge Company securities as collateral for any loan.
✔	No repricing of stock options or stock appreciation rights. No re-pricing or exchange of stock options or stock appreciation rights without shareholder approval.
✔	Mitigate undue risk. Annually review all incentive programs for material risk.

26	2020 Proxy Statement

✔	Independent Board Chair. Effective independent Board leadership and oversight of management.
✔	Engage independent consultants. The Committee engages independent compensation and legal consultants.
✔	Review tally sheets. Review of executive compensation program components includes potential severance and change in control payouts.
✔	No golden parachute tax gross-ups. We do not enter into new agreements with executive officers providing for golden parachute tax gross-ups.

2020 Proxy Statement 27

Executive Compensation Initiatives to Align with Shareholders

In FY 2014 through FY 2016, the Committee made a series of progressive changes to develop and evolve our executive compensation program in order to accomplish the objectives of attracting and retaining highly qualified executives, tying pay to performance and Company strategy, aligning executives’ incentives with long-term shareholder interests, and encouraging internal pay equity.

The Committee believes the plan design in place since FY 2016 has worked well, resulting in a stable executive team and strong financial performance. We believe shareholders agree. After improving disclosures around our compensation program in recent years, we have received favorable Say on Pay votes of approximately 98% from shareholders at our Annual Shareholder Meetings in 2018 and 2019. Believing that it is important to maintain a consistent approach to executive compensation, combined with good financial results, the Committee retained the same structure in FY 2020.

Compensation Philosophy and Objectives

The Committee reviews and approves each executive’s compensation annually and is responsible for assuring that compensation for the executive officers is consistent with the objectives of attracting and retaining highly qualified executives, tying pay to performance and Company strategy, aligning executives’ incentives with long-term shareholder interests, and encouraging internal pay equity. The Committee determines the appropriate level for each compensation component based on these overall compensation objectives. The Committee’s philosophy is to strive to provide market competitive compensation and emphasize at-risk cash bonus opportunities and equity compensation that reflect the Company’s performance goals and are commensurate with each executive’s scope of responsibility within the organization.

The target-setting process for our incentive plans is intended to align pay with performance and long-term shareholder interests. The Company’s business planning process and strategic direction is foundational to this effort. Bio-Techne’s business planning process is determined by the overall business environment, industry and competitive factors and our goals and strategies. The business planning process drives our annual operating plan as well as establishes our long-term financial, operational and strategic objectives.

Key Considerations in Development of Annual and Long-Term Goals
Business Environment		Competitive Factors		Company-Specific Factors
•	Market Outlook	•	Industry Trends	•	Historical Trends
•	International Trends	•	Competitive Landscape	•	Historical Performance
•	Analyst Expectations	•	Market Growth	•	Strategic Initiatives
•	Tax Policy			•	Capital Deployment Opportunities
				•	Recent Capital Deployment Decisions

The Committee reviews and oversees the development and implementation of compensation programs that are aligned with Bio-Techne’s business strategy. The financial performance goals approved by the Committee for the annual and long-term incentive plans are informed by the annual operating plan and Bio-Techne’s long-term strategy.

Our Process for Establishing Executive Compensation

Responsibility of the Executive Compensation Committee

The Executive Compensation Committee of the Board of Directors is responsible for establishing the compensation programs of the Company’s CEO and other NEOs. The Committee participates in the consideration of employment of prospective executive officers of the Company. The Committee also administers the Company’s equity-based and performance-based compensation plans, including plans under which restricted stock and options are awarded. Accordingly, it is responsible for reviewing cash and equity incentives payable to executives and has the authority to grant restricted shares of Company Common Stock and options to purchase shares of the Company’s Common Stock to all participants under the Company’s equity award plans, and to determine all terms and conditions of such awards.

28	2020 Proxy Statement

Role of the Chief Executive Officer in Compensation Decisions

The Committee annually assesses the base compensation and the potential compensation that the named executive officers will be eligible to earn by achieving the Company’s financial targets. As part of this assessment, the CEO makes recommendations to the Committee regarding the base compensation and target incentive amounts for the executive officers that report to him. Such recommendations take into account internal pay equity, position within an internal compensation range, changes in responsibilities, compensation levels for similar positions that considers industry and location and other factors the CEO considers important in establishing competitive compensation for the executives that report to him. Among these other factors is a philosophy that there should be a reasonable relationship between executive salaries and the average employee or mid-level manager salaries within an organization; executive bonuses should be based on performance; and long-term incentives should primarily be equity-based arrangements that are tied to long-term improvements in financial results and other factors that lead to appreciation in the Company’s stock price.

The Committee discusses the CEO’s recommendations and accepts or adjusts them, in whole or in part, based on its own assessment of company strategic goals, executive responsibilities, internal pay equity and its independent review of local comparative data for all industries. The executive officers are not present during the Committee’s final discussion and determination of the type and amount of compensation to be paid.

Role of Consultants

The Committee has retained Aon as its independent outside compensation consultant since 2013 to assist with setting executive compensation. The Committee has sole authority to retain or replace such independent compensation consultants. The Committee annually evaluates the independent compensation consultant’s independence and performance under the applicable Nasdaq listing standards. The Committee believes that working with an independent compensation consultant furthers the Company’s objectives to recruit and retain qualified executives, align their interests with those of shareholders and ensure that their compensation packages will appropriately motivate and reward ongoing achievement of business goals.

In FY 2020, the Committee determined that Aon continued to be independent under applicable Nasdaq listing standards and retained them to advise the Committee with respect to compensation of the CEO and other executive officers. In that capacity, Aon provided the Committee with a peer group analysis and assisted the Committee in structuring the compensation program for the CEO and other executive officers. Aon did not provide any additional services to the Company during FY 2020.

Use of Peer Group

The Committee refers to a comparative group of life sciences companies when evaluating executive compensation. Although it is not possible to compile a peer group of companies that directly compete with the Company, the companies identified for inclusion in the comparative group operate in the same general industry as the Company, and the Committee believes that such companies compete for a similar pool of executive talent. Furthermore, the peer companies are strategically aligned with the goals of the Company and are similar to the Company with regard to one or more of the EBITDA, market capitalization and revenue measures.

While shareholders and advisory groups sometimes rely solely on revenue to assess the appropriateness of a peer group, the Committee believes that using EBITDA and market capitalization in addition to revenue is beneficial because these metrics directly relate to the creation of shareholder value and provide a more appropriate measure of the Company’s place in the market than revenue alone. This is especially true with respect to a high-growth company such as ours. Anticipating continued strong growth, the Committee is looking to hire and retain executives who are able to not only manage the Company as it exists today, but also as it continues to grow organically and through acquisition in the future. For that reason, the Committee has determined that market capitalization is the primary metric for identifying peers.

The Committee uses our compensation peer group as one data point when setting executive pay packages. Although useful as a reference, the Committee does not target any percentile within this peer group as a specific objective. Instead, our compensation decisions are based on the full consideration of many factors, including, but not limited to individual and company performance, market data, internal equity, experience, strategic needs, responsibilities, and the portion of long-term incentive compensation allocated to performance-based versus time-based awards.

2020 Proxy Statement 29

In advance of setting FY 2020 compensation opportunities for the NEOs, the Executive Compensation Committee, with the assistance of Aon, reviewed the peer group to ensure the constituents remained reasonable for pay and performance comparisons. Based on the review, a small modification was made to the peer group as follows: (i) Luminex Corporation was removed from the peer group as a result of its comparatively much smaller revenue and market capitalization levels and (ii) IDEXX Laboratories was added to the peer group.

For compensation decisions for fiscal year 2020, the following companies were selected as our peer group:

ABIOMED, Inc.	Align Technology, Inc.	Alkermes plc	Bio-Rad Laboratories, Inc.
Globus Medical, Inc.	Haemonetics Corporation	IDEXX Laboratories	Insulet Corporation
Integra LifeSciences Holdings Corp	Masimo Corporation	Myriad Genetics, Inc.	NuVasive, Inc.
PerkinElmer, Inc.	QIAGEN N.V.	Seattle Genetics, Inc.

At the time the peer group was confirmed, the peer group had the following median statistics:

Measure	Peer Median	Bio-Techne’s Position
Market capitalization	$6.9 billion	53rd percentile (11% above Median)
Revenues	$1.1 billion (trailing four quarters)	7th percentile (35% below Median)
Net Income	$203 million (trailing four quarters)	40th percentile (25% below Median)

Elements of the 2020 Compensation Program

The Company’s executive compensation program consists of base salaries, annual cash performance bonuses, long-term equity awards and various benefits, including the Company’s Profit Sharing and Savings Plan in which all qualified employees of the Company participate.

Pay Element	Alignment with Shareholder Value Creation
Base Salary	•	Attracts and retains high-performing executives by providing market-competitive fixed pay
Annual Cash Incentive	•	Drives Company-wide and segment performance
	•	Focuses efforts on growing revenue and earnings and achieving strategic business goals
Long-Term Equity Awards	•	Aligns executives’ interests with those of shareholders
	•	Motivates executives to deliver sustained long-term growth to the business and to the Company’s share price
	•	Retains high-performing executives by providing a meaningful incentive to stay with the Company
Other Compensation and Benefits	•	Attracts and retains high-performing executives by offering competitive benefits

Base Salary

Base salary is the only fixed component of our executive officers’ total cash compensation and provides competitive pay to attract and retain our talented executives. Annual salary decisions are made in recognition of competitive data as well as the skills and experience each individual brings to the Company, the length of time each has been with the Company and the performance contributions each makes. Base salary changes in FY 2020 were primarily the result of executives’ performance and the Company’s growth in revenues and market capitalization.

30	2020 Proxy Statement

Our NEOs received the following base salaries for fiscal year 2020:

Named Executive Officer	2019	2020	% Change
Charles Kummeth	$957,000	$1,053,000	10.0%
James Hippel	$541,188	$566,000	10.1%
David Eansor	$501,380	$552,000	10.1%
Kim Kelderman	$452,400	$500,000	10.5%
Brenda Furlow	$431,400	$475,000	10.1%

Annual Cash Incentives

Executives are eligible to receive cash performance bonuses under the Company’s Short-Term Incentive Plan if predetermined, objective goals are achieved. Challenging goals are set each year to incentivize each executive to focus attention on strategically important goals. Executives may earn between zero and 200% of their target bonus opportunities.

FY 2020 Performance Metrics

For FY 2020, the annual bonus plan was again set based upon the Company’s consolidated adjusted operating income results, consolidated organic revenue results, and, with respect to the presidents who lead our reporting segments, FY 2020 adjusted operating income and organic revenue results for their respective segments. The Committee used this approach to align pay with performance over which the executive has significant influence (or line of sight). However, at least one-half of each NEO’s annual bonus plan payout is based on Corporate performance to drive enterprise-wide behaviors.

Our NEOs in FY 2020 had the following weighting to their respective annual incentives based on Company-wide performance goals:

	Company-Wide Goals		Segment Goals
Executive	Adjusted Operating Income*	Organic Revenue**	Adjusted Operating Income	Organic Revenue
Charles Kummeth	50%	50%	0%	0%
James Hippel	50%	50%	0%	0%
David Eansor	25%	25%	25%	25%
Kim Kelderman	25%	25%	25%	25%
Brenda Furlow	50%	50%	0%	0%

*

The Company’s adjusted operating income target for management’s incentive plan excludes the impact of foreign currency translation, certain acquisitions and acquisition-related amortization, costs and expenses, stock-based compensation expense, non-recurring litigation expenses and other unusual items in the discretion of the Committee. While these adjustments to operating income are closely aligned to our external operating results, there are some minor differences in our external adjusted operating income and the adjusted operating income used for management’s incentive plan.

**

Organic revenue targets for management’s incentive plan exclude foreign currency impacts and acquisition-related revenues. However, certain acquisition revenues occurring within 12-months of the acquisition date maybe included in the results for management’s incentive plan if those revenues are also included within management’s target amount. Our externally reported organic revenue excludes all revenue prior to 12-months from the acquisition date.

The range of eligible payouts for FY 2020 at threshold, target, and maximum performance was based on a percentage of each NEO’s salary, as follows:

	Revenue Goals		Operating Income Goals
Performance Level	Performance Achievement (% of performance target)	Payout Range (% of Target award opportunity)	Performance Achievement (% of performance target)	Payout Range (% of Target award opportunity)
Threshold	97%	50%	95%	50%
Target	100%	100%	100%	100%
Maximum	103%	200%	105%	200%

2020 Proxy Statement 31

To calculate the payout for each executive, the percentage of the bonus for each metric is calculated and the resulting percentages are averaged to determine the applicable blended percentage rate.

The Committee retains the discretion to determine the bonus amounts and criteria for any new participants and to adjust them from time to time, including adjusting bonus payouts to reflect unexpected circumstances that were not taken into account when bonus targets were set. As described above, the Committee chose to exercise that discretion in light of the unprecedented circumstances relating to the pandemic and its impact on the business.

A participant must be employed on the last day of the fiscal year to receive any portion of the annual cash incentive payment she or he earns. If the person resigns for any reason before the end of the fiscal year, he or she will forfeit the entire bonus.

FY 2020 Actual Earned Incentives

As described above, in light of the unprecedented disruptions caused by the pandemic, the Executive Compensation Committee approved payment of incentives based on company-wide organic revenue and adjusted operating income for the company as a whole as of the end of the third quarter of FY 2020, resulting in an across-

the-board percentage of 116% of target. Payouts under the Short-Term Incentive Plan for FY 2020 for our NEOs were as follows:

		FY 2020 Opportunity		Actual
Executive	2020 Base Salary	Target Annual Incentives (as % of base salary)	Target Annual Incentives ($)	2020 Earned Award	As a % of Target
Charles Kummeth	$1,053,000	137.5%	$1,447,875	$1,679,535	116%
James Hippel	$566,000	85%	$481,100	$558,076	116%
David Eansor	$552,000	80%	$441,600	$512,256	116%
Kim Kelderman	$500,000	80%	$400,000	$464,000	116%
Brenda Furlow	$475,000	60%	$285,000	$330,600	116%

Long-Term Incentive Compensation

Long-term incentive compensation is a critical component of our executive compensation program. This element of compensation serves to align our executives’ financial interests with sustained shareholder value creation and long-term Company financial results. It also functions as an important retention tool and facilitates the positioning of our NEOs’ total pay within the range of the competitive median of our compensation peer group.

FY 2020 Grants

In FY 2020, long-term incentive awards were granted to all NEOs, including our CEO, in the first quarter of the fiscal year. The following table sets forth the target value of the long-term incentive awards granted to our NEOs in FY 2020. Additional detail with respect to each award granted is provided below.

	Stock Options*		Restricted Stock Units*
Executive	Time-based	Performance- vesting	Time-based	Performance- vesting**
Charles Kummeth	$2,150,000	$2,150,000	$2,150,000	$2,150,000
James Hippel	$1,000,000	$500,000	—	$500,000
David Eansor	$800,000	$400,000	—	$400,000
Kim Kelderman	$600,000	$300,000	—	$300,000
Brenda Furlow	$500,000	$250,000	—	$250,000

*

Amounts shown above represent the total grant date fair value of equity-based compensation, and for the performance-based grants, assumes target. The fair value of equity awards is determined pursuant to the Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of the fair value are described in Note 10 to the Company's audited financial statements for FY 2020, included in the Company's Annual Report on Form 10-K.

32	2020 Proxy Statement

**

Cash performance units were also granted solely to compensate executives for dividends that may be granted to shareholders but that are not paid for unvested restricted stock units during the three-year vesting period. The percent of cash performance awards that vest equal the percent of performance-based equity awards that vest.

Stock Options

The Company makes annual stock option grants to executives in order to align the interests of executives with those of shareholders. Executives recognize value only if the market value of the Company’s stock appreciates over time. The Company’s time-vesting stock option grants generally vest 25% on each of the first four anniversaries of the grant date and have a seven-year term. The Committee determines the appropriate stock option award value by considering how the value of equity awards will impact each NEO’s total direct compensation as well as the balance between annual and long-term compensation, fixed and at-risk compensation, the Company’s strategic and operational objectives, the responsibilities and performance of the NEOs, internal equity, the grants made by companies in our compensation peer group and other factors the Committee deems relevant.

Restricted Stock

Bio-Techne’s CEO also receives time-vested restricted stock awards that generally vest over a three-year period. These awards are intended to further align the CEO’s interests with those of shareholders and to provide competitive total compensation to the CEO. The Committee determines the appropriate number of restricted stock awards by considering the CEO’s total direct compensation as well as the balance between annual and long-term compensation, fixed and at-risk compensation, the Company’s strategic and operational objectives, the CEO’s performance, the grants made by companies in our compensation peer group and other factors the Committee deems relevant.

Performance-vesting Stock Options and RSUs

FY 2020 Performance Metrics for LTIP Awards. Under the Long-Term Incentive Plan for FY 2020, the Committee approved grants of stock options and restricted stock units (as well as cash performance units to compensate for dividends that would not be received during the vesting period for those restricted stock units) to all executives. These grants have a three-year cliff vesting schedule and therefore vest following the Company’s 2023 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and consolidated organic revenue goals for FY 2023. These targets promote long-term achievement of the Company’s strategic objectives.

•	Company-Wide Adjusted Operating Income. Operating income is an important driver of share price valuation and shareholder expectations. It determines 50% of the awards for our NEOs.
•	Company-Wide Organic Revenue. Revenue growth is the best long-term driver of consistent cash generation. It determines 50% of the awards for our NEOs.

The following table sets forth the threshold, target, and maximum potential amounts that will vest for our NEOs under the performance-vested equity for FY 2020:

	Stock Options			Restricted Stock Units*
Executive	Threshold	Target	Maximum	Threshold	Target	Maximum
Charles Kummeth	$1,075,000	$2,150,000	$3,225,000	$1,075,000	$2,150,000	$3,300,000
James Hippel	$250,000	$500,000	$750,000	$250,000	$500,000	$750,000
David Eansor	$200,000	$400,000	$600,000	$200,000	$400,000	$600,000
Kim Kelderman	$150,000	$300,000	$450,000	$150,000	$300,000	$450,000
Brenda Furlow	$125,000	$250,000	$375,00	$125,000	$250,000	$375,000

*

Executives also received cash performance unit grants to compensate for dividends that may be paid to shareholders during the three-year vesting period, in the following amounts at Threshold, Target and Maximum, respectively: Kummeth — $23,712, $47,423, and $71,135; Hippel — $5,514, $11,027, and $16,540; Eansor — $4,412, $8,823, and $13,234; Kelderman — $3,308, $6,617, and $9,925; Furlow — $2,757, $5,513, and $8,270.

Awards will vest on a linear scale depending on the level of performance between threshold and maximum levels. Adjusted operating income and organic revenue exclude the impact of foreign currency translation, acquisitions and acquisition-related amortization, costs and expenses, non-recurring litigation expenses and other unusual items.

2020 Proxy Statement 33

Compensation Policies and Practices

Clawback Provisions

Our employment agreements with our NEOs provide that we will recoup incentive compensation paid to our NEOs to the extent required by any law, government regulation, stock exchange listing requirement, or Company policy promulgated under such standards.

Executive Stock Ownership Guidelines

Effective July 2016, we implemented stock ownership guidelines applicable to all NEOs. The guidelines are determined in comparison to base salary as follows:

Named Executive Officer	Applicable Multiple
President and CEO	3x base salary
Other executive officers	1x base salary

The guidelines are met based on the value of an NEO’s directly owned or beneficially owned stock plus the value of restricted stock or restricted stock units that are issued and outstanding, whether or not vested. NEOs must meet the guideline within five years of becoming subject to the guidelines and must meet the guidelines at all times following such date.

Although our NEOs have until at least July 1, 2021 to meet the guidelines, all of the NEOs already meet the guidelines.

Succession Planning

The Committee maintains a succession plan for the Company’s executive officers that is reviewed by the full Board of Directors on a periodic basis. As part of its role in succession planning, the Board periodically reviews with the CEO the performance of the CEO’s direct reports, as well as succession plans for each role. The Board also receives formal reports from such individuals and is given the opportunity to interact with such individuals in social settings.

Accounting and Tax Treatment

The Company accounts for equity-based compensation paid to employees under FASB ASC Topic 718, which requires the Company to estimate and record an expense over the service period of an option award. Thus, the Company may record an expense in one year for awards granted in earlier years. Accounting rules also require the recording of cash compensation as an expense at the time the obligation is accrued.

While the Executive Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

In addition to considering the tax consequences, the Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.

34	2020 Proxy Statement

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Executive Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and approving total compensation programs and levels for the Company’s executive officers, including the NEOs. The Committee’s responsibilities are specified in the Executive Compensation Committee Charter.

The Committee reviewed and discussed the Compensation Discussion and Analysis above with management. Based on the Committee’s review and its discussions with management, the Committee approved the inclusion of the Compensation Discussion and Analysis in the Company’s Proxy Statement for the 2020 Annual Meeting.

Randolph C. Steer, M.D., Ph.D. (Chair)
Harold Wiens
Joseph Keegan, Ph.D.
Members of the Executive Compensation Committee

2020 Proxy Statement 35

ADDITIONAL COMPENSATION DISCLOSURES

2020 SUMMARY COMPENSATION TABLE

The NEOs received compensation for the fiscal years ended June 30, 2020, 2019 and 2018 as set forth in the chart below.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)		Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		All Other Compensation		Total
Charles Kummeth,	2020	$1,053,000	—	$4,310,652	(4)	$4,310,748	(5)	$1,767,957	(6)	$41,425	(7)	$11,484,782
President and CEO	2019	957,000	—	3,999,925	(4)	4,000,343	(5)	2,008,183		45,688		11,011,138
	2018	911,000	—	3,550,008	(4)	3,550,081	(5)	1,610,925		42,860		9,664,874

James Hippel,	2020	566,000	—	502,389	(8)	1,502,483	(9)	576,716	(10)	9,470	(11)	3,157,716
Senior Vice President	2019	514,188	—	399,916	(8)	1,200,090	(9)	634,254		9,342		2,757,790
of Finance and CFO	2018	476,100	—	370,000	(8)	1,110,007	(9)	483,485		9,295		2,448,887

David Eansor,	2020	552,000	—	401,988	(12)	1,201,974	(13)	521,387	(14)	8,400	(15)	2,685,749
President, Protein	2019	501,380	—	299,907	(12)	900,053	(13)	613,448		8,250		2,323,038
Sciences	2018	455,000	—	181,248	(12)	543,753	(13)	403,181		8,100		1,591,282

Kim Kelderman,	2020	500,000	—	301,459	(17)	901,452	(18)	464,000	(19)	8,400	(20)	2,175,310
President, Diagnostics	2019	452,400	—	199,899	(17)	600,028	(18)	304,796		8,250		1,565,373
and Genomics(16)	2018	72,500		753,900		301,603		36,250		1,004		1,165,256

Brenda Furlow,	2020	475,000	—	251,195	(21)	751,223	(22)	337,841	(23)	8,400	(24)	1,823,658
Senior Vice President –	2019	431,400	—	162,425	(21)	487,524	(22)	350,574		8,250		1,483,773
General Counsel	2018	385,000	—	143,731	(21)	431,239	(22)	250,132		8,100		1,218,202

(1)	Includes amounts deferred under the Company's Profit Sharing and Savings Plan, a qualified deferred compensation plan under Section 401(10) of the Internal Revenue Code.

(2)

Amounts shown represent the total grant date fair value of equity-based compensation based on the estimated probable outcome of the performance based-objectives applicable to such awards on the grant date and excluding the effect of estimated forfeitures. The fair value of equity awards is determined pursuant to the Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of the fair value are described in Note 10 to the Company's audited financial statements for FY 2020, included in the Company's Annual Report on Form 10-K.

(3)	Represents cash bonuses earned under the Company's incentive plans in effect for the applicable year, which are determined and paid in the subsequent fiscal year.

(4)

For 2020, represents 11,291 shares of time-vested restricted stock granted on August 7, 2019 plus performance based restricted stock units also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $3,224,974. For 2019, represents 11,279 shares of time-vested restricted stock granted on August 8, 2018 plus performance based restricted stock units also granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $2,999,900. For 2018, represents 14,194 shares of time-vested restricted stock granted on October 26, 2017 plus performance based restricted stock units also granted on October 26, 2017. The value of the 2018 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $2,662,500.

(5)

For 2020, includes a time-vested option to purchase 57,150 shares of Common Stock issued on August 7, 2019, plus a performance-vested option also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $3,224,999. For 2019, includes a time-vested option to purchase 60,222 shares of Common Stock issued on August 8, 2018, plus a performance-vested option also granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $3,000,274.

36	2020 Proxy Statement

For 2018, includes a time-vested option to purchase 78,228 shares of Common Stock issued on October 26, 2018, plus a performance-vested option also granted on October 26, 2017. The value of the 2018 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $2,662,500.

(6)

Includes cash bonus of $1,679,535 earned under the Company’s short-term incentive plan in effect for the applicable year, and a cash performance unit payment of $89,422 vested based on actual performance achieved under the 2018 performance-based award.

(7)

Includes $8,400 for 401k match, $2,892 for a supplemental life and disability insurance policy ($2,007 to cover the cost of the premium and $885 as a tax reimbursement related to payment for the premium), and $30,133 in dividends paid on unvested restricted stock, which amount was not factored into the grant date fair value of such awards.

(8)

For 2020, represents shares of performance based restricted stock units also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $749,835. For 2019, represents shares of performance based restricted stock units also granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $599,874. For 2018, represents shares of performance based restricted stock units granted on October 26, 2017. The value of the 2018 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $555,000.

(9)

For 2020, includes a time-vested option to purchase 26,581 shares of Common Stock issued on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $749,998. For 2019, includes a time-vested option to purchase 24,089 shares of Common Stock issued on August 8, 2018, plus a performance-vested option also granted on October 29, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $600,082. For 2018, includes a time-vested option to purchase 32,613 shares of Common Stock issued on October 26, 2017, plus a performance vested option also granted on October 26, 2017. The value of the 2018 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $555,000.

(10)

Includes cash bonus of $558,076 earned under the Company’s short-term incentive plan in effect for the applicable year, and a cash performance unit payment of $18,640 vested based on actual performance achieved under the 2018 performance-based award.

(11)

Includes $8,400 for 401k match and $1,070 for a supplemental life and disability insurance policy ($725 to cover the cost of the premium and $345 as a tax reimbursement related to payment for the premium).

(12)

For 2020, represents shares of performance based restricted stock units granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $599,982. For 2019, represents shares of performance based restricted stock units granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $449,861. For 2018, represents shares of performance based restricted stock units granted on October 26, 2017. The value of the 2018 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $271,875.

(13)

For 2020, includes a time-vested option to purchase 21,265 shares of Common Stock issued on August 7, 2019, plus a performance bested option also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming that the highest level of performance condition will be achieved is $599,968. For 2019, includes a time-vested option to purchase 18,066 shares of Common Stock issued on August 8, 2018, plus a performance bested option also granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance condition will be achieved is $450,038. For 2018, includes a time-vested option to purchase 15,976 shares of Common Stock issued on October 26, 2017, plus a performance bested option also granted on October 26, 2017. The value of the 2018 performance-based award at the grant date assuming that the highest level of performance condition will be achieved is $271,875.

2020 Proxy Statement 37

(14)

Includes cash bonus of $512,256 earned under the Company’s short-term incentive plan in effect for the applicable year, and a cash performance unit payment of $9,131 vested based on actual performance achieved under the 2018 performance-based award.

(15)	401k match.

(16)	Mr. Kelderman joined the Company and was appointed to the position of President, Diagnostics and Genomics on April 30, 2018.

(17)

For 2020, represents shares of performance based restricted stock units granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $449,939. For 2019, represents shares of performance based restricted stock units granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $299,848. For 2018, represents shares of time vested restricted stock units granted on May 1, 2018.

(18)

For 2020, includes a time-vested option to purchase 15,948 shares of Common Stock issued on August 7, 2019, plus a performance bested option also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming that the highest level of performance condition will be achieved is $499,976. For 2019, includes a time-vested option to purchase 12,044 shares of Common Stock issued on August 8, 2018, plus a performance bested option also granted on August 8, 2018. The value of the 2018 performance-based award at the grant date assuming that the highest level of performance condition will be achieved is $300,014. For 2018, includes time vested options to purchase 10,000 shares of Common Stock issued on May 1, 2018.

(19)	Includes cash bonus of $464,000 earned under the Company’s short-term incentive plan in effect for the applicable year.

(20)	401k match.

(21)

For 2020, represents shares of performance based restricted stock units granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $374,917. For 2019, represents shares of performance based restricted stock units granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $243,638. For 2018, represents shares of performance based restricted stock units granted on October 26, 2017. The value of the 2018 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $215,625.

(22)

For 2020, includes a time-vested option to purchase 13,290 shares of Common Stock issued on August 7, 2019, plus a performance bested option also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming that the highest level of performance condition will be achieved is $374,999. For 2019, includes a time-vested option to purchase 9,786 shares of Common Stock issued on August 8, 2018, plus a performance bested option also granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance condition will be achieved is $243,751. For 2018, includes a time-vested option to purchase 12,670 shares of Common Stock issued on October 26, 2017, plus a performance bested option also granted on October 26, 2017. The value of the 2018 performance-based award at the grant date assuming that the highest level of performance condition will be achieved is $215,625.

(23)

Includes cash bonus of $330,600 earned under the Company’s short-term incentive plan in effect for the applicable year, and a cash performance unit payment of $7,241 vested based on actual performance achieved under the 2018 performance-based award.

(24)	401k match.

38	2020 Proxy Statement

2020 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of plan-based awards for the named executive officers granted in FY 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of	All Other Options Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares(3) (#)	Options(4) (#)	(per share) ($)	Awards(5) ($)
		$723,938	$1,447,875	$2,895,750	—	—	—	—	—	—	—
		23,712	47,423	71,135	—	—	—	—	—	—	—
Charles	8/7/2019	—	—	—	5,646	11,291	16,937	—	—	—	2,160,733
Kummeth	8/7/2019	—	—	—	28,575	57,150	85,725	—	—	190.41	2,160,749
	8/7/2019	—	—	—	—	—	—	—	57,150	190.41	2,149,999
	8/7/2019	—	—	—	—	—	—	11,291	—	—	2,149,919
		240,550	481,100	962,200	—	—	—	—	—	—	—
		5,514	11,027	16,540	—	—	—	—	—	—	—
James	8/7/2019	—	—	—	1,313	2,625	3,938	—	—	—	502,389
Hippel	8/7/2019	—	—	—	6,645	13,291	19,936	—	—	190.41	502,499
	8/7/2019	—	—	—	—	—	—	—	26,581	190.41	999,985
		220,800	441,600	883,200	—	—	—	—	—	—	—
		4,412	8,823	13,235	—	—	—	—	—	—	—
David	8/7/2019	—	—	—	1,050	2,101	3,151	—	—	—	401,988
Eansor	8/7/2019	—	—	—	5,316	10,632	15,948	—	—	190.41	401,979
	8/7/2019	—	—	—	—	—	—	—	21,265	190.41	799,995
		200,000	400,000	800,000	—	—	—	—	—	—	—
		2,757	5,513	8,270	—	—	—	—	—	—	—
Kim	8/7/2019	—	—	—	788	1,575	2,363	—	—	—	301,459
Kelderman	8/7/2019	—	—	—	3,987	7,974	11,961	—	—	190.41	301,484
	8/7/2019	—	—	—	—	—	—	—	15,948	190.41	599,968
		142,500	285,000	570,000	—	—	—	—	—	—	—
		3,309	6,617	9,926	—	—	—	—	—	—	—
Brenda	8/7/2019	—	—	—	656	1,313	1,969	—	—	—	251,195
Furlow	8/7/2019	—	—	—	3,323	6,645	9,968	—	—	190.41	251,249
	8/7/2019	—	—	—	—	—	—	—	13,290	190.41	499,974

(1)

Row 1 for each NEO represents cash bonuses that could have been earned under the Company’s Management Incentive Plan for FY 2020 and would have been paid in FY 2021. On July 29, 2020, the Committee approved the following bonuses: Mr. Kummeth in the amount of $1,679,535, Mr. Hippel in the amount of $558,076, Mr. Eansor in the amount of $512,256, Mr. Kelderman in the amount of $464,000, and Ms. Furlow in the amount of $330,600. Row 2 for each NEO represents performance-based cash units granted during the fiscal year under the Company’s Second Amended and Restated 2010 Equity Incentive Plan (“Equity Plan”). Such awards vest following the Company’s 2022 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and adjusted revenue growth goals in FY 2022.

(2)

Represents the number of performance-based equity awards granted to the participant NEOs during the fiscal year under the Equity Plan. For each NEO, Row 3 represents performance-based restricted stock units and Row 4 represents performance-based options, which awards vest following the Company’s 2022 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and adjusted revenue growth goals in FY 2022.

(3)

For Mr. Kummeth, represents a restricted stock award granted for the fiscal year under the Company’s Equity Plan. The risk of forfeiture for the award lapses annually in pro-rata increments over a period of three years, beginning on the first anniversary of the grant date.

2020 Proxy Statement 39

(4)

Represents the number of time-based stock options granted to the participant during the fiscal year under the Company’s Equity Plan. Such awards vest annually in pro-rata increments over a period of four years, beginning on August 8, 2020.

(5)

The fair value of the equity awards is determined pursuant to ASC Topic 718, based on the probable outcome of the performance conditions and excluding the effect of estimated forfeitures. Assumptions used in the calculation of the fair value of the equity awards are described in Note 10 to the Company’s audited financial statements for FY 2020, included in the Company’s Annual Report on Form 10-K.

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding stock options and restricted stock held by the named executive officers on June 30, 2020.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)		Market Value of Shares of Stock that have not Vested ($)	Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Market Value of Unearned Shares that have not Vested ($)
	25,157	(1)	—	—	$86.25	4/1/2021	—		—	—	—
	66,849	(2)	—	—	$94.35	8/12/2021	—		—	—	—
	79,517	(3)	—	—	108.49	8/7/2022	—		—	—	—
	95,346	(4)	—	—	108.49	8/7/2022	—		—	—	—
Charles	77,084	(5)	25,695	—	106.59	8/18/2023	—		—	—	—
Kummeth	154,169	(6)	—	—	106.59	8/18/2023	—		—	—	—
	39,114	(7)	39,114	—	125.05	8/9/2024	4,731	(8)	1,249,315	—	—
	—	(9)	—	117,342	125.05	8/9/2024	—	(10)	—	21,291	5,622,314
	15,056	(11)	45,166	—	177.32	8/8/2025	7,519	(12)	1,985,542	—	—
	—	(13)	—	90,334	177.32	8/8/2025	—	(14)	—	16,918	4,467,536
	—	(15)	57,150	—	$190.41	8/7/2026	11,291	(16)	2,981,614	—	—
	—	(17)	—	85,725	$190.41	8/7/2026	—	(18)	—	16,937	4,472,554
	25,000	(3)	—	—	108.49	8/7/2022	—		—	—	—
	14,988	(4)	—	—	108.49	8/7/2022	—		—	—	—
	30,400	(5)	10,133	—	106.59	8/18/2023	—		—	—	—
	30,400	(6)	—	—	106.59	8/18/2023	—		—	—	—
James	16,306	(7)	16,306	—	125.05	8/9/2024	—		—	—	—
Hippel	—	(9)	—	24,460	125.05	8/9/2024	—	(10)	—	4,438	1,171,943
	6,022	(11)	18,067		177.32	8/8/2025	—		—	—	—
	—	(13)	—	18,066	177.32	8/8/2025	—	(14)	—	3,383	893,349
	—	(15)	26,581		190.41	8/7/2026	—	(18)	—	—	—
	—	(17)	—	19,936	190.41	8/7/2026	—		—	3,938	1,039,908
	14,114	(5)	4,705	—	106.59	8/18/2023	—		—	—	—
	14,114	(6)	—	—	106.59	8/18/2023	—		—	—	—
	7,988	(7)	7,988	—	125.05	8/9/2024	—		—	—	—
David	—	(9)	—	11,982	125.05	8/9/2024	—	(10)	—	2,174	574,088
Eansor	4,517	(11)	13,549	—	177.32	8/8/2025	—		—	—	—
	—	(13)	—	13,550	177.32	8/8/2025	—	(14)	—	2,537	669,946
	—	(15)	21,265	—	190.41	8/7/2026	—		—	—	—
	—	(17)	—	15,948	190.41	8/7/2026	—	(18)	—	3,151	832,085
	5,000	(19)	5,000	—	150.78	5/1/2025	—	(20)	—	1,667	446,542
	3,011	(11)	9,033	—	177.32	8/8/2025	—		—	—	—
Kim	—	(13)	—	9,033	177.32	8/8/2025	—	(14)	—	1,691	623,997
Kelderman	—	(15)	15,948	—	190.41	8/7/2026	—		—	—	—
	—	(17)	—	11,961	190.41	8/7/2026	—	(18)	—	2,363	440,205
	10,000	(3)	—	—	108.49	8/7/2022	—		—	—	—
	10,857	(5)	3,619	—	106.59	8/18/2023	—		—	—	—
	10,857	(6)	—	—	106.59	8/18/2023	—		—	—	—
	6,335	(7)	6,335	—	125.05	8/9/2024	—		—	—	—
Brenda	—	(9)	—	9,503	125.05	8/9/2024	—	(10)	—	1,724	455,257
Furlow	2,447	(11)	7,339	—	177.32	8/8/2025	—		—	—	—
	—	(13)	—	7,339	177.32	8/8/2025	—	(14)	—	1,374	362,832
	—	(15)	13,290	—	190.41	8/7/2026	—		—	—	—
	—	(17)	—	9,968	190.41	8/7/2026	—	(18)	—	1,969	519,954

(1)	Vested in FY 2018 pursuant to time-based vesting provisions.

40	2020 Proxy Statement

(2)	Vested in FY 2017 pursuant to the achievement of certain performance goals.

(3)	Vested in FY 2019 pursuant to time-based vesting provisions.

(4)	Vested in FY 2019 pursuant to the achievement of certain performance goals.

(5)	Granted August 18, 2016. Vests ratably on the first four anniversaries of the grant date.

(6)	Vested in FY 2020 pursuant to the achievement of certain performance goals.

(7)	Granted October 26, 2017. Vests ratably on the first four anniversaries of the grant date.

(8)	Restricted stock award granted October 26, 2017. The risk of forfeiture lapses ratably on the first three anniversaries.

(9)	Vests in full or in part on August 9, 2020 if certain performance goals are achieved (or such later date as performance is certified).

(10)

Restricted stock units vest in full or in part following the Company’s 2020 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2020 fiscal year.

(11)	Granted August 8, 2018. Vests ratably on the first four anniversaries of the grant date.

(12)	Restricted stock award granted August 8, 2018. The risk of forfeiture lapses ratably on the first three anniversaries.

(13)	Vests in full or in part on August 8, 2021 if certain performance goals are achieved (or such later date as performance is certified).

(14)

Restricted stock units vest in full or in part following the Company’s 2021 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2020 fiscal year.

(15)	Granted August 7, 2019. Vests ratably on the first four anniversaries of the grant date.

(16)	Restricted stock award granted August 7, 2019. The risk of forfeiture lapses ratably on the first three anniversaries.

(17)	Vests in full or in part on August 7, 2022 if certain performance goals are achieved (or such later date as performance is certified).

(18)

Restricted stock units vest in full or in part following the Company’s 2022 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2021 fiscal year.

(19)	Granted May 1, 2018. Vests ratably on the first four anniversaries of the grant date.

(20)	Restricted stock units granted May 1, 2018. Vests ratably on the first three anniversaries.

2020 Proxy Statement 41

2020 OPTION EXERCISES AND STOCK VESTED

The following table shows options exercised by the NEOs during FY 2020 and each vesting of stock, including restricted stock and restricted stock units during FY 2020, for each of the NEOs on an aggregated basis. The value realized on exercise is equal to the difference between the market price of the underlying shares at the date of exercise and the exercise price of the options. The value realized on vesting is equal to the market price of the underlying shares at the date of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles Kummeth	136,159	20,789,354	39,022	7,676,501
James Hippel	35,000	4,240,784	4,925	973,032
David Eansor	34,994	5,713,023	2,287	451,843
Kim Kelderman	—	—	1,666	379,082
Brenda Furlow	15,595	1,879,107	1,759	347,526

Executive Employment Agreements and Change in Control Arrangements

We have entered into employment agreements with our executive officers that outline the compensation and benefits payable to the executives and specify the payments that may be made upon certain termination events. The descriptions below are qualified in their entirety by reference to the agreements themselves, which have been referenced as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

Compensation Arrangements

The employment agreements with our NEOs provide for annual base salaries to be reviewed on at least an annual basis by the Committee, and state that the executives will be eligible to participate in the Company’s Management Incentive Plan. Cash bonuses under the Management Incentive Plan are targeted at a specified percentage of the executive’s base salary, as set by the Committee each year. Executives are also eligible for periodic long-term equity awards as determined by the Committee. The employment agreements provide that incentive compensation is subject to recoupment to the extent required by laws or regulations that are applicable to Bio-Techne.

Benefits

Our executives are entitled to participate in all general Bio-Techne benefit plans to the extent eligible to do so based on age, tenure and title, as well as to receive reimbursement for necessary and reasonable out-of-pocket expenses incurred in connection with performing their employment duties and paid vacation of four weeks per calendar year.

Under the employment agreements with Mr. Kummeth and Mr. Hippel, Bio-Techne provides reimbursement for supplemental life insurance and supplemental short-term and long-term disability insurance in a maximum amount that, when aggregated with coverage provided to them under Bio-Techne’s other benefit plans, is three times the applicable base salary for life insurance and 60% and 70% of applicable base salary for short-term and long-term disability insurance, respectively. The reimbursement amounts provided to Mr. Kummeth and Mr. Hippel also include an additional reasonable gross-up amount to cover taxes incurred by them as a result of such payments.

42	2020 Proxy Statement

Potential Severance Events

Non-Change of Control Events

In the event Bio-Techne terminates an executive’s employment without “cause” (as defined in the employment agreements) or in the event an executive resigns for “good reason” (as defined in the employment agreements), the executive would be entitled to severance in the amount of one year of his or her then-current base salary. Any severance payments under the employment agreements are contingent upon the executive executing and complying with a release of claims against the Company.

The employment agreements define “cause” to include: (i) habitual neglect of, or willful or material failure to perform employment duties; (ii) embezzlement or any act of fraud; (iii) commission of acts that can be charged as a felony; (iv) dishonesty in dealing between the executive and Bio-Techne or between the executive and other Bio-Techne employees; (v) use or misuse of any controlled substance or of alcohol in a manner that adversely affects the executive’s job performance or otherwise could reflect negatively on the public image of Bio-Techne; (vi) habitual absenteeism; or (vii) willfully acting in a manner materially adverse to the best interests of Bio-Techne.

The employment agreements define “good reason” to mean: (i) a change in the executive’s reporting responsibilities, titles or offices which diminishes the executive’s responsibility or authority; (ii) a material reduction in executive’s total compensation from that provided in the executive’s employment agreement; (iii) a requirement imposed by Bio-Techne that results in the executive being based at a location that is outside a 50 mile radius of Bio-Techne; or (iv) physical working conditions or requirements that a reasonable person would find intolerable (provided that Bio-Techne has a 30-day right to cure or address such intolerable conditions).

Change of Control Events

If an executive resigns for Good Reason or is terminated upon a “change of control” (as defined in the employment agreement) or within one year thereafter, the executive would be entitled to severance in the amount of two years of his then-current base salary, with respect to Mr. Kummeth, or one year of his or her then-current base salary, with respect to all other NEOs, plus in each case the pro-rated value of any cash incentive compensation earned through the date of separation (based on higher of the target cash incentive compensation amount in either the prior year or the year in which the change of control occurs), the automatic acceleration of any vesting requirements of outstanding equity awards, and the payment of COBRA health insurance premiums for two years, with respect to Mr. Kummeth, or one year, with respect to all other NEOs. Any severance payments under the employment agreements are contingent upon the executive executing and complying with a release of claims against the Company.

For the purpose of the employment agreements, “change of control” generally means: (i) a person, entity or group becomes the owner of more than 50% of the combined voting power of Bio-Techne’s then-outstanding securities (other than in connection with an equity financing or solely as the result of a repurchase of outstanding shares by Bio-Techne); (ii) a merger, consolidation or similar transaction occurs and the shareholders of Bio-Techne immediately prior to the event to not own outstanding voting securities of more than 50% of the combined voting power of the surviving entity following the event; or (iii) a sale, lease or other disposition of substantially all of the total gross value of Bio-Techne’s consolidated assets occurs.

2020 Proxy Statement 43

Quantification of Potential Severance Events as of June 30, 2020

For each named executive officer, the estimated amount of potential payments at June 30, 2020, assuming the executive’s employment terminates pursuant to a covered reason, is as follows:

	Cash Severance Upon Termination	Severance Upon Termination Following a Change in Control
Name	Without Cause or Resignation for Good Reason	Cash Severance(1)	Value of Accelerated Equity Awards(2)
Charles Kummeth	$1,053,000	$3,902,685	$68,854,635
James Hippel	566,000	1,163,175	16,929,213
David Eansor	552,000	1,096,344	10,685,239
Kim Kelderman	500,000	994,829	5,700,197
Brenda Furlow	475,000	836,276	7,096,262

(1)

Assumes that the triggering event took place on the last business day of FY 2020, and the payout upon termination is equal to the applicable multiple of base salary plus the actual non-equity incentive plan compensation earned for FY 2020 plus the maximum value of unvested cash performance units plus payment of COBRA health insurance premiums for the applicable number of years.

(2)

Assumes that the triggering event took place on the last business day of FY 2020, the price per share of the Company's securities is the closing market price as of that date ($264.07 for 2020 in comparison to $208.49 for 2019, $147.95 for 2018, and $117.50 for 2017), and the payout upon termination is equal to the maximum value of unvested equity awards. Represents the sum of the value of accelerated restricted stock and RSUs, calculated by multiplying the number of restricted stock and RSUs by the price per share on June 30, 2020, plus the value of accelerated option shares, calculated by subtracting the aggregate exercise price from the price per share on June 30, 2020 and multiplying the difference by the number of option shares. Outside of a change in control, performance vesting RSUs and stock options cliff vest three years from the grant date.

PAY RATIO DISCLOSURE

As a result of Section 953(d) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (collectively, the “Rule”), beginning with our 2018 proxy statement, the SEC requires disclosure of the ratio of annual total compensation received by our CEO compared to the median of the annual total compensation of all of our employees (other than our CEO), commonly referred to as the “pay ratio” disclosure.

As permitted by the SEC rules, as neither our workforce composition nor our compensation arrangements changed materially during FY 2020, we used the same median employee that we identified for purposes of our disclosure of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees for FY 2019 and 2018. We calculated the annual total compensation of the median employee in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $63,347. Our median employee did not receive any equity compensation.

Our CEO, Mr. Kummeth, received annual total compensation for FY 2020 in the amount of $11,484,782 as reflected in the Summary Compensation Table included in this Proxy Statement. Based on this information, we estimate that Mr. Kummeth’s FY 2020 annual total compensation was approximately 181 times the median of the annual total compensation of all employees.

44	2020 Proxy Statement

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Your Board recommends a vote “FOR” support of the Company’s named executive officer compensation.

Consistent with the results of the shareholder advisory vote held at the 2017 Annual Meeting of Shareholders regarding the frequency of “say on pay” votes, the Board has adopted a policy providing for annual say on pay advisory votes. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to the named executive officers. Our Executive Compensation Committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this Proxy Statement. Shareholders are urged to read the Compensation Discussion and Analysis, which also discusses how the Company’s compensation policies and procedures implement the Company’s compensation philosophy, as well as the 2020 Summary Compensation Table and other related tables and narrative disclosure that describe the compensation of the Chief Executive Officer, the Chief Financial Officer and the other NEOs of the Company in FY 2020. The Executive Compensation Committee and the Board believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing the Company’s compensation philosophy and in achieving its goals and that the compensation of the NEOs in FY 2020 reflects and supports these compensation policies and procedures.

We ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2020 Summary Compensation Table and the other related tables and disclosures.”

This advisory vote on named executive officer compensation, commonly referred to as a say on pay advisory vote, is not binding on the Board. However, the Executive Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.

Under applicable Minnesota law and the Company’s Second Amended and Restated Bylaws, this proposal requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

SHARE INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

We currently award stock-based compensation, including stock options and restricted stock, under our Second Amended and Restated 2010 Equity Incentive Plan (“Plan”). The following table presents information about common stock authorized for issuance under the Plan as of June 30, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (# in 000’s)	Weighted Avg. Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (# in 000’s)
	(A)	(B)	(C)
Equity compensation plans approved by shareholders	3,609	$140.28	1,899
Equity compensation plans not approved by shareholders	0	N/A	0
Total	3,609	$140.28	1,899

2020 Proxy Statement 45

As of August 31, 2020, there were 1,184,202 shares available for future grants under the Plan, and the closing price per share of our common stock was $255.46 as reported on The Nasdaq Global Select Market.

PRINCIPAL SHAREHOLDERS

The following table provides information concerning the only persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Stock as of August 31, 2020.

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,840,097	(1)	10.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,568,802	(2)	9.36%

(1)

BlackRock, Inc. reported its beneficial ownership on a Schedule 13G/A filed with the SEC on February 10, 2020. The filing indicates that as of December 31, 2019, BlackRock, Inc. had sole voting power over 3,698,697 shares, shared voting power over no shares, sole dispositive power over 3,840,097 shares, and shared dispositive power over no shares.

(2)

The Vanguard Group reported its beneficial ownership on a Schedule 13G/A filed with the SEC on February 12, 2020. The filing indicates that as of December 31, 2019, The Vanguard Group has sole voting power of 21,877 shares, shared voting power over 7,453 shares, sole dispositive power over 3,544,399 shares, and shared dispositive power over 24,403 shares.

46	2020 Proxy Statement

MANAGEMENT SHAREHOLDINGS

The following table sets forth the number of shares of the Company’s Common Stock beneficially owned as of September 3, 2020, by each executive officer of the Company named in the Summary Compensation Table (the “named executive officers”), by each director and by all directors and current executive officers as a group. Other than Charles Kummeth, who beneficially owns 2.3% of total shares outstanding, each individual beneficially owns less than one percent of total shares outstanding, which includes shares subject to options exercisable by him or her. As a group, executive officers and directors beneficially own 3.8% of total shares outstanding.

Name of Director or Executive Officer	Number of Shares Beneficially Owned(1)
Charles R. Kummeth	905,916	(2)
Robert V. Baumgartner	37,500	(3)
Joseph Keegan, Ph.D.	8,782	(4)
Randolph C. Steer, M.D., Ph.D.	38,000	(5)
Harold J. Wiens	22,137	(6)
Alpna Seth, Ph.D.	8,782	(7)
John L. Higgins	37,300	(8)
Roeland Nusse, Ph.D.	45,653	(9)
Dr. Rupert Vessey, MA, BM BCh, FRCP, DPhil	3,241	(10)
Julie L. Bushman	450	(11)
David Eansor	72,564	(12)
Kim Kelderman	16,677	(13)
Brenda Furlow	58,662	(14)
James Hippel	163,589	(15)
Officers and directors as a group (14 persons)	1,471,295	(16)

(1)

Unless otherwise indicated, the person listed as the beneficial owner has sole voting and sole investment power over outstanding shares. Shares beneficially owned includes shares underlying restricted stock awards that are currently outstanding, shares underlying restricted stock units that are currently outstanding and vested, shares underlying options that are currently outstanding and exercisable and options that are currently outstanding and will become exercisable within 60 days of September 3, 2020. Percentage ownership calculations are based on 38,556,474 shares issued and outstanding on September 3, 2020.

(2)	Includes 161,687 shares held directly and 744,229 shares subject to vested but unexercised stock options.

(3)	Includes 9,221 shares held directly and 28,279 shares subject to vested but unexercised stock options.

(4)	Includes 1,748 shares held directly and 7,034 shares subject to vested but unexercised stock options.

(5)	Includes 4,721 shares held directly and 33,279 shares subject to vested but unexercised stock options.

(6)	Includes 4,843 shares held directly and 17,294 shares subject to vested but unexercised stock options.

(7)	Includes 1,748 shares held directly and 7,034 shares subject to vested but unexercised stock options.

(8)	Includes 4,021 shares held directly and 33,279 shares subject to vested but unexercised stock options.

(9)	Includes 12,374 shares held directly and 33,279 shares subject to vested but unexercised stock options.

(10)	Includes 642 shares held directly and 2,599 shares subject to vested but unexercised stock options.

(11)	Includes 89 shares held directly and 361 shares subject to vested but unexercised stock options.

(12)	Includes 1,318 shares held directly and 71,246 shares subject to vested but unexercised stock options.

(13)	Includes 1,668 shares held directly and 15,009 shares subject to vested but unexercised stock options.

2020 Proxy Statement 47

(14)	Includes 5,186 shares held directly and 53,476 shares subject to vested but unexercised stock options.

(15)	Includes 9,137 shares held directly and 154,452 shares subject to vested but unexercised stock options.

(16)

Includes 268,241 shares held by the Company’s Stock Bonus Plan as to which the Company’s Board of Directors directs the voting and 1,200,850 shares subject to vested but unexercised stock options or options that will vest within 60 days of September 3, 2020.

48	2020 Proxy Statement

PROPOSAL 4. APPROVE AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S EQUITY PLAN

Your Board recommends a vote “FOR” approval of an amendment and restatement of the Company’s Second Amended and Restated 2010 Equity Incentive Plan to allocate 1,300,000 additional shares to the Plan reserve and to make certain additional amendments.

On July 30, 2020, the Board of Directors approved the recommendation of the Executive Compensation Committee to amend and restate the Company’s Second Amended and Restated 2010 Equity Incentive Plan (the “Plan” and, as amended and restated in the “Amended Plan”), subject to shareholder approval. The proposed amendment to the Plan would:

•	allocate an additional 1,300,000 shares for awards under the Plan;
•	extend the term of the Plan and rename the Plan to the “Bio-Techne 2020 Equity Incentive Plan”;
•	remove reference to Section 162(m) and related provisions as no longer relevant in light of changes in U.S. tax law; and
•	make certain additional technical and best practice updates to the Plan.

Under applicable Minnesota law and the Company’s bylaws, this proposal requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Background and Summary of Amendments

Allocation of an additional 1,300,000 shares for awards under the Plan

The Executive Compensation Committee believes that equity incentive grants are vital to our Company’s success and our shareholders, as they play an important role in our ability to attract and retain key management, align a significant percentage of our executives’ compensation to her or his performance, as well as ours, and generate in our executives and other management a strategic long-term interest in our performance. As we acquire companies, we also believe providing equity incentives to employees of those acquired companies enhances and supports our strategic objectives.

As discussed below, the amendment and restatement will make an additional 1,300,000 shares available for grant under the Plan. Under the terms of the Amended Plan, the shares available for issuance may be used for all types of awards. The proposed increase in shares available for issuance under the Amended Plan (over the existing number of shares available under the Plan) has been reviewed and approved by the Board. In the process, the Board determined that the existing number of shares available for issuance under the Plan was insufficient to meet our ongoing needs to provide long-term incentive grants on an ongoing and regular basis to motivate, reward and retain key employees who create shareholder value. As shown below, the additional shares made available under the Amended Plan are expected to be sufficient for at least two years, as shown in the burn rate analysis below. The increase will enable us to continue our policy of equity ownership by employees and directors as an incentive to contribute to our continued success.

Extension of the term of the Plan and renaming of the Plan to the “Bio-Techne 2020 Equity Incentive Plan”

The Amended Plan will extend the term in which we can grant incentive stock options under applicable IRS rules for a period of 10 years. Renaming the Plan to the Bio-Techne 2020 Equity Incentive Plan will clarify the date on which the Amended Plan was most recently approved by the Company's shareholders.

Removal of references to Section 162(m) and related provisions

The Tax Cuts and Jobs Act of 2017 repealed the provisions of Section 162(m) of the Internal Revenue Code (the “Code”), which previously provided for tax deductibility of qualifying performance-based compensation. For clarity, the Amended Plan removes provisions that referred to Section 162(m) and that were intended to ensure that performance-based awards met the qualifications of Section 162(m). We have, however, retained annual awards limits, which we consider to be consistent with best practice in granting awards.

2020 Proxy Statement 49

Additional Technical and Best Practice Updates

In addition to the changes previously described, the Amended Plan (i) clarifies that adjustments will be made to any outstanding awards to reflect any stock split, stock combination, stock dividend, or other recapitalization transaction, (ii) provides that the Administrator of the Plan may specify forfeiture events for awards, and (iii) addresses the implementation of clawback provisions. The Amended Plan also includes immaterial changes to wording and defined terms.

Analysis of Number of Additional Shares

Equity Compensation Plan Information as of June 30, 2020

We currently award stock-based compensation, including stock options and restricted stock, under our Plan. The following table presents information about common stock authorized for issuance under the Plan as of June 30, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (# in 000’s)	Weighted Avg. Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (# in 000’s)
	(A)	(B)	(C)
Equity compensation plans approved by shareholders	3,609	$140.28	1,899
Equity compensation plans not approved by shareholders	0	N/A	0
Total	3,609	$140.28	1,899

Equity Compensation Plan Information as of August 31, 2020

In August 2020, the Company made its annual award grant to members of management, including its executive officers. Since this large annual grant was not reflected in the share information included within our Annual Report on Form 10-K for FY 2020, we are including updated disclosure here.

The Plan provides for the granting of incentive and nonqualified stock options, restricted stock, restricted stock units, performance shares, performance units and stock appreciation rights. There are 7.5 million shares of common stock authorized for grant under the Plan. At August 31, 2020, there were 1,184,202 (or approximately 1.2 million) shares of common stock available for grant under the Plan. The number of shares of common stock subject to outstanding awards as of August 31, 2020 under the Plan were 4.2 million. For June 30, 2020, the number of shares of common stock subject to outstanding awards under the Plan were 3.6 million. For June 30, 2019, outstanding awards under the Plan and the 1998 Plan were 3.6 million and 20,000, respectively. The increase in options outstanding as of August 31, 2020 compared to June 30, 2020 and 2019 is primarily due to timing as August 31, 2020 includes our annual grant, but only two months of share exercises.

50	2020 Proxy Statement

Stock option activity under the Plans for the two months ended August 31, 2020 and the fiscal years ended June 30, 2020, 2019, and 2018, consists of the following (shares in thousands):

	Number of Shares (in thousands)	Weighted Average Exercise Price	Aggregate Intrinsic Value (millions)	Weighted Average Contractual Life (years)
Outstanding at June 30, 2018	3,452	$105.17
Granted	917	173.89
Forfeited	(330)	129.93
Exercised	(383)	95.29
Outstanding at June 30, 2019	3,656	$121.16
Granted	752	190.80
Forfeited	(56)	95.97
Exercised	(743)	157.45
Outstanding at June 30, 2020	3,609	$140.28
Granted	683	267.83
Forfeited	—	—
Exercised	(79)	117.90
Outstanding at August 31, 2020	4,213	$161.39	$396.3	4.6

Exercisable at June 30, 2019:	1,467	98.70
Exercisable at June 30, 2020:	1,564	112.60
Exercisable at August 31, 2020:	2,233	121.80	$298.5	3.5

The weighted average fair value of options granted during the two months ended August 31, 2020 was $56.73. The weighted average fair value of options granted during fiscal 2020 and 2019 were $37.01 and $34.66, respectively. The total intrinsic value of options exercised during the two months ended August 31, 2020 was $12.0 million. The total intrinsic value of options exercised during fiscal 2020 and 2019 were $99.3 million and $159.0 million, respectively. The total fair value of options vested during the two months ended August 31, 2020 was $9.3 million. The total fair value of options vested during fiscal 2020 and 2019 were $71.1 million and $31.7 million, respectively.

Restricted common stock activity under the Plans for the two months ended August 31, 2020 and the two preceding fiscal years ended June 30, 2020, consists of the following (units in thousands):	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (years)
Unvested at June 30, 2018	35	$117.39
Granted	15	177.93
Vested	(20)	116.76
Forfeited	—	—
Unvested at June 30, 2019	30	$147.94
Granted	15	193.48
Vested	(18)	142.12
Forfeited	—	—
Unvested at June 30, 2020	28	$177.20
Granted	9	267.98
Vested	(12)	161.16
Forfeited	—	—
Unvested at August 31, 2020	24	218.35	6.75

2020 Proxy Statement 51

The total fair value of restricted shares that vested in the two months ended August 31, 2020 was $2.0 million. The total fair value of restricted shares that vested in fiscal 2020 and fiscal 2019 was $2.5 million and $2.3 million, respectively.

	Number of Units (in thousands)	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (years)
Outstanding at June 30, 2018	148	$117.95
Granted	56	170.96
Vested	(28)	110.86
Forfeited	(36)	143.72
Outstanding at June 30, 2019	139	$134.17
Granted	31	192.08
Vested	(51)	111.07
Forfeited	(3)	155.6
Outstanding at June 30, 2020	116	$159.25
Granted	22	267.87
Vested	(34)	127.13
Forfeited	—	—
Outstanding at August 31, 2020	104	193.15	5.76

The total fair value of restricted stock units that vested for the two months ended August 31, 2020 was $4.4 million. The total fair value of restricted stock units that vested for fiscal 2020 and 2019 was $5.7 million and $3.1 million, respectively.

If the additional allocation of 1.3 million shares is approved by our shareholders, an aggregate of 2,484,202 shares of the Company’s Common Stock will be reserved and available for awards under the Amended Plan, subject to adjustments as may be required or permitted in accordance with the terms of the Amended Plan.

We believe that adding 1.3 million shares to the pool available for issuance under the Amended Plan will enable us to continue to provide necessary incentives to our employees and directors, and to award retention and other performance incentives to management of new acquisitions. We expect the proposed aggregate share reserve under the Amended Plan to provide us with enough shares for awards for at least two years, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, and further dependent on the price of our shares and hiring activity during the next few years, usage for employees joining by acquisition, and forfeitures of outstanding awards. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Amended Plan could last for a shorter or longer time. Our analysis, which was based on generally accepted evaluation methodologies used by proxy advisory firms, that the additional number of shares to be reserved under the Amended Plan is within generally accepted standards is measured by an analysis of the Amended Plan cost relative to industry standards.

52	2020 Proxy Statement

During fiscal year 2020, our non-employee directors, NEOs and non-officer employees were granted awards with respect to the following aggregate amounts of shares. Director and NEO grants are set forth in more detail in the “Director Compensation” and “Executive Compensation” sections of this Proxy Statement.

	Number of Shares Underlying Options(1)	Number of Shares Underlying RSUs(1)	Number of Shares Underlying Restricted Stock Awards
NEOs:
Charles Kummeth	114,300	11,291	11,291
James Hippel	39,872	2,625	—
David Eansor	31,297	2,101	—
Kim Kelderman	23,922	1,575	—
Brenda Furlow	19,935	1,313	—
All current executive officers as a group	229,326	18,905	11,291
All directors who are not executive officers as a group	16,676	—	4,107
All current employees, including all current officers who are not executive officers, as a group(2)	457,652	1,667	—

(1)	Performance share options and restricted stock units granted were counted assuming “target” performance

(2)

Difference in total options and RSUs granted in fiscal 2020 do not agree to the total grant amounts disclosed in fiscal 2020 10-K as the table above shows performance grants at target performance compared to the full grant awards assuming full achievement.

Burn Rate Analysis

In determining the 1,300,000 share increase in the number of shares available under the Amended Plan, the Board considered the Company's burn rate under the Plan in the most recent fiscal year and the three prior fiscal years in comparison to the median burn rate of the Company’s compensation peer group of companies for their three most recently-completed fiscal years. For purposes of this analysis, “burn rate” was calculated as the total number of shares of common stock that underlie the equity compensation awards granted in a fiscal year, divided by the basic weighted average shares of common stock outstanding during such fiscal year.

The burn rate analysis was as follows:

Bio-Techne fiscal year 2020 Burn Rate	2.1%
Bio-Techne Average Burn Rate, fiscal years 2018-2020	2.6%
Peer Company Median Burn Rate, fiscal years 2017-2019	2.2%

A 2.1% burn rate equates to approximately 800,000 shares per year and a 2.6% burn rate equates to approximately 1 million shares per year. Our historical burn rate has varied across fiscal years with our level of acquisition activity and our share price being primary drivers of the current year burn rate. From fiscal year 2013 to fiscal year 2020, Bio-Techne has acquired sixteen companies. We believe that approximately 2.5 million aggregate of available shares would provide for at least two years of grants as well as provide incentives for employee retention in critical roles in a potential acquisition.

Overhang Analysis

In determining the 1.3 million share increase in the number of shares available under the Amended Plan, the Board also considered a share overhang analysis for the Company in comparison to the median overhang of the Company's compensation peer group of companies. For purposes of this analysis, “overhang” as of a particular date was calculated as the sum of the total number of shares of common stock that underlie outstanding equity compensation awards plus the total number of shares available for issuance under our equity compensation plans as of such date, divided by shares of common stock outstanding as of such date.

2020 Proxy Statement 53

The overhang rate analysis was as follows:

Bio-Techne Overhang (8/31/20)	14.6%
Bio-Techne Pro Forma Overhang (8/31/20) (assumes that the additional shares for which we are seeking shareholder approval were authorized as of August 31, 2020	17.9%
Peer Company Median Overhang (based on each peer's 3-year average overhang based on their three most recently available Annual Reports on Form 10-K)	13.3%

Bio-Techne’s overhang as of August 31, 2020 is higher than the median peer company overhang primarily due to the 2.2 million of exercisable stock options that remain outstanding as of August 31, 2020. Our employees, both legacy and from acquired entities, have been a significant part of the Company’s historical growth and increase in total shareholder value. These employees continue to believe in Bio-Techne’s future growth platforms and shareholder return potential; consequently, they have not exercised a significant portion of their vested options despite record share prices for Bio-Techne occurring in fiscal year 2020. Moreover, our current broad-based equity program has only been in place for the last five or six years. Only now are we approaching the seven-year term for certain options outstanding. Upcoming expiries of terms will force the exercise of these options outstanding, reducing future overhang levels.

Shareholder Approval Requirement

If the Amended Plan is not approved by our shareholders, the Amended Plan will not become effective, the Plan will continue in full force and effect, and we may continue to grant awards under the Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder.

Summary of the Amended Plan

The following is a summary of the principal features of the Amended Plan, assuming approval of this proposal. The summary, however, is not a complete description of all the provisions of the Amended Plan. The proposed Amended Plan is attached to this proxy statement as Appendix A.

Administration

The Board has delegated administration of the Amended Plan to the Executive Compensation Committee. The Board and the Executive Compensation Committee are collectively referred to in the Amended Plan as the “Administrator.” The Administrator may delegate to one or more Committees and/or sub-Committees, or to one or more officers of the Company and/or its Affiliates, or to one or more agents and/or advisors, such administrative duties or powers as it may deem advisable.

Eligibility

Any employee, director, or consultant may participate in the Amended Plan; provided, however, that only employees are eligible to receive Incentive Stock Options. As of the date of this Proxy Statement, approximately 2,000 employees and nine non-employee directors are eligible to participate in the Amended Plan.

Shares Available for Awards

The stock to be awarded or optioned under the Amended Plan (the “share authorization”) will consist of authorized but unissued shares of common stock. The maximum aggregate number of shares of common stock reserved and available for awards under the Amended Plan is 2,484,202 shares, including the additional 1,300,000 shares authorized by the Plan Amendment.

The following shares of common stock will not reduce the share authorization and will continue to be reserved and available for awards granted pursuant to the Amended Plan: (i) all or any portion of an outstanding option or stock appreciation right that is terminated prior to exercise, (ii) all or any portion of any outstanding restricted stock award or restricted stock unit that expires or is forfeited for any reason, or that is terminated prior to the vesting or lapsing of the risks of forfeiture on such award, and (iii) shares of common stock covered by an award to the extent the award is settled in cash; provided, however, that the full number of shares of common stock subject to a stock appreciation right will reduce the share authorization, whether such stock appreciation right is settled in cash or shares of common stock. The following shares shall reduce the share authorization and shall not become available again for issuance under Amended Plan: (a) shares of common stock retained or withheld to satisfy tax withholding obligations on an award, (b) shares of common stock retained or withheld to pay the exercise price of an option or purchase price of an award, (c) shares of common stock subject to a broker-assisted cashless exercise, (d) shares of common stock delivered (either actually or by attestation) to the Company to pay the exercise price of an option or purchase price of an award or to satisfy tax withholding obligations on an award, and (e) shares of common stock repurchased by the Company with the proceeds of an option.

54	2020 Proxy Statement

No person may be granted options or stock appreciation rights under the Amended Plan for more than 300,000 shares of common stock in any calendar year; no person may be granted restricted stock awards, restricted stock unit awards or performance share awards under the Amended Plan for more than 200,000 shares of common stock in any calendar year; and no person may be granted performance cash awards under the Amended Plan for more than $5,000,000 in any calendar year.

Type of Awards and Terms and Conditions

Options. Options may either be incentive stock options, which are specifically designated as such for purposes of compliance with Section 422 of the Code, or non-qualified stock options. Options vest as determined by the Administrator, subject to statutory limitations regarding the maximum term of ISOs and the maximum value of ISOs that may vest in one year. NSOs vest as determined by the Administrator, subject to any statutory limitations regarding the maximum term of non-qualified stock options.

Restricted Stock Awards. Restricted stock awards consist of shares granted to a participant that are subject to one or more risks of forfeiture. Restricted stock awards may be subject to risk of forfeiture based on the passage of time or the satisfaction of other criteria, such as continued employment or Company performance.

Restricted Stock Units. Restricted stock units consist of a right to receive shares (or cash, in the Administrator’s discretion) on one or more vesting dates in the future. The vesting dates may be based on the passage of time or the satisfaction of other criteria, such as continued employment or Company performance.

Performance Awards. Performance awards, which may be denominated in cash or shares, are earned upon achievement of performance objectives during a performance period established by the Administrator.

Stock Appreciation Rights. SARs may be granted independent of or in tandem with a previously or contemporaneously granted stock option, as determined by the Administrator. Generally, upon exercise of a SAR, the recipient will receive cash, shares of Company stock, or a combination of cash and stock, with a value equal to the excess of: (i) the fair market value of a specified number of shares of Company stock on the date of the exercise, over (ii) a specified exercise price. SARs vest as determined by the Administrator, subject to applicable performance objectives and any statutory limitations regarding the maximum term of SARs.

Performance-Based Compensation. Awards may be granted with performance objectives, which performance objectives shall be set by the Administrator and may include one of the performance objectives enumerated in the Amended Plan.

Amendments of the Amended Plan

The Board may from time to time, insofar as permitted by law, suspend or discontinue the Amended Plan or revise or amend it in any respect. However, to the extent required by applicable law or regulation or as except as provided under the Amended Plan itself, the Board may not, without shareholder approval, revise or amend the Amended Plan to (i) materially increase the number of shares subject to the Amended Plan, (ii) change the designation of participants, including the class of employees, eligible to receive awards, (iii) decrease the price at which options or SARs may be granted, (iv) cancel, re-grant, repurchase for cash, or replace options or SARs that have an exercise price in excess of the fair market value of the common stock with other awards, or amend the terms of outstanding options or SARs to reduce their exercise price, (v) materially increase the benefits accruing to participants under the Amended Plan, or (vi) make any modification that will cause ISOs to fail to meet the requirements of Code Section 422.

2020 Proxy Statement 55

Change of Control

Unless otherwise provided in the terms of an award or in an employment agreement or other agreement between the participant and the Company, upon a change of control of the Company, as defined in the Amended Plan, the Administrator may provide for one or more of the following: (i) the acceleration of the exercisability, vesting, or lapse of the risks of forfeiture of any or all awards (or portions thereof); (ii) the complete termination of the Amended Plan and the cancellation of any or all awards (or portions thereof) that have not been exercised, have not vested, or remain subject to risks of forfeiture, as applicable in each case as of the effective date of the change of control; (iii) that the entity succeeding the Company by reason of such change of control, or the parent of such entity, must assume or continue any or all awards (or portions thereof) outstanding immediately prior to the change of control or substitute for any or all such awards (or portions thereof) a substantially equivalent award with respect to the securities of such successor entity, as determined in accordance with applicable laws and regulations; or (iv) that participants holding outstanding awards will become entitled to receive, with respect to each share of common stock subject to such award (whether vested or unvested, as determined by the Administrator pursuant to the Amended Plan) as of the effective date of any such change of control, cash in amount equal to (1) for participants holding options or SARs, the excess of the fair market value of such common stock on the date immediately preceding the effective date of such change of control over the exercise price per share of options or SARs, or (2) for participants holding awards other than options or SARs, the fair market value of such common stock on the date immediately preceding the effective date of such change of control.

New Plan Benefits

Future grants under the Amended Plan are within the discretion of the Administrator and the benefits of such grants are, therefore, not determinable.

56	2020 Proxy Statement

PROPOSAL 5. RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021

Your Board recommends a vote “FOR” appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2021.

The Audit Committee of the Board has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2021. KPMG LLP has served as the Company’s independent registered public accounting firm since 2003. Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of its shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company’s independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company’s shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting.

Under applicable Minnesota law and the Company’s bylaws, this proposal requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Audit Committee Report

The Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

•	reviewed and discussed the audited financial statements with management;
•

discussed with the Company’s independent registered public accounting firm the material required to be discussed by Public Company Accounting Oversight Board Auditing Standards 1301, “Communications with Audit Committees”;

•

received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and

•	discussed with the independent registered public accounting firm the independent public accounting firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 as filed with the SEC.

John L. Higgins (Chair) Robert V. Baumgartner Harold Wiens Members of the Audit Committee

Independent Registered Public Accountants

KPMG LLP acted as the Company’s independent registered public accounting firm for FY 2020 and 2019. Representatives of KPMG LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions. The Audit Committee has appointed KPMG LLP its independent registered public accounting firm for FY 2021.

2020 Proxy Statement 57

Audit Fees

The following fees were paid or payable to KPMG LLP for the fiscal years ended June 30, 2020 and 2019 (in thousands):

	2020	2019
Audit Fees	$1,853	$2,238
Audit-Related Fees	-	10
Tax Fees	778	667
All Other Fees	-	2

“Audit Fees” are for professional services rendered and expenses incurred for the audit of the Company’s annual financial statements and review of financial statements included in our Forms 10-K and 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Audit Fees also included fees incurred for the audit of the effectiveness of internal control over financial reporting.

“Audit-Related Fees” are mainly for agreed-upon procedures (agreed-upon or expanded audit procedures related to accounting records required to respond to or comply with financial, accounting or regulatory matters).

“Tax Fees” for fiscal 2020 included fees for services provided and expenses incurred in connection with (i) preparation of the Company’s tax returns in the United States, Canada, and the United Kingdom and inquiries and audits related to such returns $604,000; (ii) transfer pricing (advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Company to comply with taxing authority documentation requirements), $78,000; and (iii) acquisition related tax consulting, $96,000. “Tax Fees” for fiscal 2019 included fees for services provided and expenses incurred in connection with (i) preparation of the Company’s tax returns in the United States, Canada, and the United Kingdom and inquiries and audits related to such returns $481,000; (ii) transfer pricing (advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Company to comply with taxing authority documentation requirements), $96,000; and (iii) acquisition related tax consulting, $90,000.

“All Other Fees” represents the license fee for technical accounting research tools.

Pre-Approval Policies and Procedures

Pursuant to its written charter, the Audit Committee of the Company’s Board of Directors is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm, provided that the Committee may delegate to one of more of its members the authority to grant pre-approvals subject to such pre-approvals being reported to and reviewed by the full Committee at its next meeting. Annual tax services are reviewed and approved by the Audit Committee prior to the commencement of such services. All of the services rendered by KPMG LLP in FY 2020 and 2019 were pre-approved by the Audit Committee.

ADDITIONAL CORPORATE GOVERNANCE MATTERS

Related Party Transactions

In accordance with the Audit Committee Charter, the Audit Committee reviews and approves all related party transactions involving the Company’s directors and executive officers or their immediate family members to determine whether such transactions meet applicable legal requirements and are appropriately disclosed in the Proxy Statement. The Company has adopted a written policy concerning the review of related party transactions, which provides that, in determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, all directors and executive officers of the Company are subject to the Company’s Code of Ethics and Business Conduct, which requires the directors and executive officers to inform the Company’s legal counsel of any existing or proposed relationship or business transaction that could be, or might appear to be, a conflict of interest. Any reported transactions would be brought to the attention of the Audit Committee for review and disposition. Since the beginning of the last fiscal year, there have been no related party transactions arising or existing requiring disclosure under applicable rules and regulations.

58	2020 Proxy Statement

Code of Ethics and Business Conduct and Financial Fraud and Ethics Reporting Hotline

The Company has adopted a Code of Ethics and Business Conduct, which is applicable to all directors, officers and employees of the Company. The Company sponsors a financial fraud and ethics reporting hotline that is available to all employees, operated on a confidential basis by a third party, and supervised by the Chief Compliance Officer, with full powers of investigation by the Audit Committee of the Board. The Code of Ethics and Business Conduct is available on the IR page of our website at http://www.bio-techne.com in the “Investor Relations” section under “Corporate Governance.” We intend to disclose any future amendments to, or waivers for directors and executive officers of, a provision of our Code of Ethics and Business Conduct on our website promptly following the date of such amendments or waivers.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and certain executive officers, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that, during fiscal 2020, all of our named executive officers, directors and greater than ten percent holders filed the required reports on a timely basis under Section 16(a) of the Exchange Act.

Shareholder Proposals for 2021 Annual Meeting

In order for a shareholder proposal (other than a director nomination) to be considered for inclusion in the Company’s Proxy Statement and related Proxy for the 2021 Annual Meeting, the written proposal must be received by the Company at its offices by May 18, 2021. The proposal must comply with SEC regulations that govern inclusion of shareholder proposals in Company proxy materials.

The Company’s Third Amended and Restated Bylaws provide that a shareholder may present a proposal or a nominee for director from the floor at the 2021 Annual Meeting, without including such proposal or nominee in the Company’s Proxy Statement, if proper written notice is received by the Company between July 26, 2021 and August 25, 2021. Any such proposal must provide the information required by our Third Amended and Restated Bylaws and comply with applicable laws and regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such shareholder proposal.

All submissions should be directed to the Corporate Secretary of the Company at 614 McKinley Place N.E., Minneapolis, MN 55413.

Proxy Access

Our proxy access bylaw permits up to 20 shareholders collectively owning 3% or more of our outstanding voting stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.

Our Bylaws require shareholders to give advance notice of any proxy access director nomination. The required notice, which must include the information and documents set forth in the Bylaws, must be given no more than 150 days and no less than 120 days prior to the anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of shareholders. Accordingly, with respect to our 2021 annual meeting of shareholders, our Bylaws require notice to be provided to the Corporate Secretary at the address listed above, as early as April 18, 2021, but no later than May 18, 2021.

ADDITIONAL VOTING INFORMATION

The Board is not aware of any matters to be presented at the Annual Meeting, other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

2020 Proxy Statement 59

Who can Vote

Your Proxy is solicited by the Board of Directors of Bio-Techne Corporation for use at the Annual Meeting of Shareholders to be held on October 29, 2020, and at any adjournment thereof, for the agenda items set forth in the attached Notice of Annual Meeting. A Notice of Internet Availability of Proxy Materials was mailed to shareholders on or about September 15, 2020. For shareholders who had previously requested hard copies, the Notice of Annual Meeting, Proxy Statement, 2020 Annual Report to Shareholders and proxy card are being mailed on or about September 15, 2020.

You are entitled to vote your shares of Company common stock (“Common Stock”) at the Annual Meeting if our records show that you held your shares as of the record date designated by the Board of Directors, September 3, 2020. At the close of business on September 3, 2020, 38,556,474 shares of Common Stock were issued and outstanding. Such Common Stock is the only outstanding class of stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of the Common Stock are not entitled to cumulative voting rights in the election of directors.

Voting Your Proxy

If your Common Stock is held through a broker, bank or other nominee (i.e., held in “street name”), you will receive instructions from such entity that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting.

If you hold your shares in your own name, as a holder of record with our transfer agent, American Stock Transfer & Trust Company, you may vote at the Annual Meeting, you can instruct the proxies to vote your shares by visiting www.proxyvote.com, or, if you received your proxy materials by mail, by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided.

Whichever method you select to transmit your voting instructions, the proxies appointed by the Board will vote your shares in accordance with those instructions. If you sign and return a Proxy without specifying voting instructions, the proxies will, subject to the following, vote your shares in accordance with the Board’s recommendations set forth in the Proxy Statement, including in favor of the number and slate of directors proposed by the Nominations and Governance Committee of the Board of Directors and listed herein.

If you are a holder of record, you may revoke your Proxy at any time before the vote is taken at the Annual Meeting by sending a written statement to that effect to the Corporate Secretary of the Company, submitting a properly signed proxy card with a later date, or filing a notice of termination of your Proxy and voting at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee in order to revoke previously-rendered voting instructions.

Voting Standards

You may either vote “FOR”, “AGAINST”, or “ABSTAIN” on each of the proposals set forth herein. A quorum is required to transact business at the Annual Meeting. As of the close of business on the record date, the Company had 38,556,474 shares outstanding, meaning that 19,278,238 shares must be present, either by attending the Annual Meeting or by proxy, to establish a quorum. If a quorum is present, the affirmative vote of a majority of shares present and entitled to vote is required to approve each proposal, provided that, under the Company’s Amended and Restated Articles of Incorporation directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority of votes cast, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of voting power of the shares present and entitled to vote.

If you return a Proxy, but mark “ABSTAIN” with respect to a matter, then your shares will be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have voted in favor of such matter. Abstentions, therefore, as to any proposal, other than election of directors, will have the same effect as votes against such proposal. If a shareholder abstains from voting for a particular director nominee, such abstention will not count as an affirmative vote “FOR” or “AGAINST” such nominee and will have no effect.

60	2020 Proxy Statement

If you hold your shares in street name and do not submit voting instructions to your broker, bank or other nominee, your broker bank or other nominee will not be permitted to vote your shares in their discretion on any proposal other than the proposal to ratify the independent registered public accounting firm. If a broker returns a “non-vote” Proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be votes “FOR,” “AGAINST,” or “ABSTAIN” with regard to any matter and will be reported as “broker non-votes.” For purposes of electing directors, a non-vote will not be counted as a vote “FOR” or “AGAINST” the directors.

Cost of Proxy Solicitation

The cost of soliciting Proxies, including preparing, assembling and mailing the Proxies and soliciting material will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit Proxies personally or by telephone.

Attending the Annual Meeting

The Annual Meeting will be virtual only, meaning that it will be conducted via live webcast. You are entitled to participate in the Annual Meeting only if you were a Bio-Techne shareholder or joint holder as of the close of business on September 3, 2020, or if you hold a valid proxy for the 2020 Annual Meeting. If you attend the meeting via the webcast, you will be able to submit questions during the meeting. To submit questions and to otherwise participate in the Annual Meeting, you will need the 16-digit control number included in your Notice Regarding Availability of Proxy Materials we mailed to you and on the proxy card (if you requested one be sent to you). If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote or submit questions.

The meeting webcast will begin promptly at 8:30 a.m. Central Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:00 a.m. Central Time, and you should allow ample time for the check-in procedures. During the 30 minutes prior to the meeting start time, if you have entered your 16-digit control number, you may vote your shares, submit questions in advance and access copies of our proxy statement and annual report.

Householding

The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports, with respect to two or more shareholders sharing the same address and who do not participate in electronic delivery of proxy materials, by delivering a single copy of such documents addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

Brokers, banks and other nominees may be “householding” Bio-Techne Corporation proxy materials. This means that only one copy of proxy materials may have been sent to multiple shareholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and annual report from the other shareholders sharing your address, please: (i) notify your broker, bank or other nominee, (ii) direct your written request to the Corporate Secretary, Bio-Techne Corporation, 614 McKinley Place N.E., Minneapolis, MN 55413 or (iii) contact the Corporate Secretary at (612) 379-8854. The Company will undertake to deliver promptly, upon any such oral or written request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of these documents was delivered. Shareholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should notify their broker, bank or other nominee, or contact Investor Relations at the above address or phone number.

Annual Report

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2020, including consolidated financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy-soliciting material.

2020 Proxy Statement 61

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2020, TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO CORPORATE SECRETARY, BIO-TECHNE CORPORATION, 614 MCKINLEY PLACE N.E., MINNEAPOLIS, MINNESOTA 55413.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Executive Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Dated: September 15, 2020

62	2020 Proxy Statement

Appendix A

BIO-TECHNE CORPORATION

2020 EQUITY INCENTIVE PLAN

SECTION 1.

DEFINITIONS

As used herein, the following terms shall have the meanings indicated below:

(a)	“Administrator” shall mean the Board of Directors of the Company, or one or more Committees appointed by the Board of Directors, as the case may be.

(b)	“Affiliate(s)” shall mean a Parent or Subsidiary of the Company.

(c)

“Agreement” shall mean the written agreement entered into by the Participant and the Company evidencing the grant of an Award. Each Agreement shall be in such form as may be approved from time to time by the Administrator and may vary from Participant to Participant.

(d)	“Annual Award Limit” or “Annual Award Limits” shall have the meaning set forth in Section 6(c) of the Plan.

(e)

“Award” shall mean any grant pursuant to the Plan of an Incentive Stock Option, Nonqualified Stock Option, Restricted Stock Award, Restricted Stock Unit, Performance Award, or Stock Appreciation Right.

(f)

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan, including Incentive Stock Option Agreements, Nonqualified Stock Option Agreements, Restricted Stock Award Agreements, Restricted Stock Unit Agreements, Performance Award Agreements, and Stock Appreciation Right Agreements. Award Agreements may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

(g)

“Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the events in subsections (i) through (iv) below. For purposes of this definition, a person, entity or group shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person, entity or group directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares Voting Power, which includes the power to vote or to direct the voting, with respect to such securities.

(i)

Any person, entity or group becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined Voting Power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other person, entity or group from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any person, entity or group (the “Subject Person”) exceeds the designated percentage threshold of the Voting Power as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change of Control shall be deemed to occur;

(ii)

There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding Voting Power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding Voting Power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

2020 Proxy Statement A-1

(iii)

There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the total gross value of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the total gross value of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined Voting Power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition (for purposes of this Section 1(f)(iii), “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets); or

(iv)

Individuals who, at the beginning of any consecutive twelve-month period, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board at any time during that consecutive twelve-month period; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board.

For the avoidance of doubt, the term “Change of Control” shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. To the extent required, the determination of whether a Change of Control has occurred shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

(h)	“Close of Business” of a specified day shall mean 5:00 p.m., Central Time, without regard to whether such day is a Saturday, Sunday, bank holiday, or other day on which no business is conducted.

(i)

“Committee” shall mean a Committee of two or more Directors who shall be appointed by and serve at the pleasure of the Board. To the extent necessary for compliance with Rule 16b-3, each of the members of the Committee shall be a “non-employee director.” Solely for purposes of this Section 1(h), “non-employee director” shall have the same meaning as set forth in Rule 16b-3.

(j)	“Common Stock” shall mean the common stock of the Company (subject to adjustment as provided in Section 15 of the Plan).

(k)	The “Company” shall mean Bio-Techne Corporation, a Minnesota corporation.

(l)

“Consultant” shall mean any person, including an advisor, who is engaged by the Company or any Affiliate to render consulting or advisory services and is compensated for such services; provided, however, that no person shall be considered a Consultant for purposes of the Plan unless such Consultant is a natural person, renders bona fide services to the Company or any Affiliate, and such services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities. For purposes of the Plan, “Consultant” shall also include a director of an Affiliate who is compensated for services as a director.

(m)	“Director” shall mean a member of the Board of Directors of the Company.

(n)	“Effective Date” shall mean the date the Board of Directors of the Company approves the Bio-Techne Corporation 2020 Equity Incentive Plan.

(o)

“Employee” shall mean a common law employee of the Company or any Affiliate, including “officers” as defined by Section 16 of the Exchange Act; provided, however, that service solely as a Director or Consultant, regardless of whether a fee is paid for such service, shall not cause a person to be an Employee for purposes of the Plan.

(p)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

A-2	2020 Proxy Statement

(q)

“Fair Market Value” of specified stock as of any date shall mean (i) if such stock is listed on the Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market or an established stock exchange, the price of such stock at the close of the regular trading session of such market or exchange on such date, as reported by The Wall Street Journal or a comparable reporting service, or, if no sale of such stock shall have occurred on such date, on the next preceding date on which there was a sale of stock; (ii) if such stock is not so listed on the Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, or an established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes; or (iii) if such stock is not publicly traded as of such date, the per share value as determined by the Board or the Committee in its sole discretion by applying principles of valuation with respect to Common Stock.

(r)	“Incentive Stock Option” shall mean an Option granted pursuant to Section 9 of the Plan that is intended to satisfy the provisions of Code Section 422, or any successor provision.

(s)

“Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or an individual who beneficially owns more than ten percent (10%) of any class of equity securities of the Company that is registered under Section 12 of the Exchange Act, as determined by the Board of Directors in accordance with Section 16 of the Exchange Act.

(t)

The “Internal Revenue Code” or “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. References to sections of the Code are intended to include applicable treasury regulations and successor statutes and regulations.

(u)	“Option” shall mean an Incentive Stock Option or Nonqualified Stock Option granted pursuant to the Plan.

(v)	“Nonqualified Stock Option” shall mean an Option granted pursuant to Section 10 of the Plan or an Option (or portion thereof) that does not qualify as an Incentive Stock Option.

(w)	“Parent” shall mean any parent corporation of the Company within the meaning of Code Section 424(e), or any successor provision.

(x)

“Participant” shall mean an Employee to whom an Incentive Stock Option has been granted or an Employee, a Director, or a Consultant to whom a Nonqualified Stock Option, Restricted Stock Award, Restricted Stock Unit, Performance Award or Stock Appreciation Right has been granted.

(y)	“Performance Award” shall mean any Performance Share or Performance Unit Award granted pursuant to Section 13 of the Plan.

(z)

“Performance Objective(s)” shall mean, for a Performance Period, the one or more performance goals established by the Administrator for the Performance Period based upon business criteria or other performance measures determined by the Administrator in its discretion.

(aa)

“Performance Period” means the one or more periods of time, as the Administrator may select, over which the attainment of one or more Performance Objections will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Share Award or a Performance Unit Award.

(bb)

“Performance Share” shall mean any grant pursuant to Section 13 hereof of an Award, which value, if any, shall be paid to a Participant by delivery of shares of Common Stock of the Company upon achievement of such Performance Objectives during the Performance Period as the Administrator shall establish at the time of such grant or thereafter.

(cc)

“Performance Unit” shall mean any grant pursuant to Section 13 hereof of an Award, which value, if any, shall be paid to a Participant by delivery of cash upon achievement of such Performance Objectives during the Performance Period as the Administrator shall establish at the time of such grant or thereafter.

(dd)

“Plan” means the Bio-Techne Corporation Second Amended and Restated 2010 Equity Incentive Plan, as amended hereafter from time to time, including the form of Agreements as they may be modified by the Administrator from time to time.

2020 Proxy Statement A-3

(ee)	“Restricted Stock Award” shall mean any grant of restricted shares of Common Stock pursuant to Section 11 of the Plan.

(ff)	“Restricted Stock Unit” shall mean any grant of any restricted stock units pursuant to Section 12 of the Plan.

(gg)	“Rule 16b-3” shall mean Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Exchange Act.

(hh)	“Stock Appreciation Right” shall mean a grant pursuant to Section 14 of the Plan.

(ii)	A “Subsidiary” shall mean any subsidiary corporation of the Company within the meaning of Code Section 424(f), or any successor provision.

(jj)	“Voting Power” shall mean any and all classes of securities issued by the applicable entity which are entitled to vote in the election of directors of the applicable entity.

SECTION 2.

PURPOSE

The purpose of the Plan is to promote the success of the Company and its Affiliates by facilitating the employment and retention of competent personnel and by furnishing incentives to those Employees, Directors, and Consultants upon whose efforts the success of the Company and its Affiliates will depend to a large degree. It is the intention of the Company to carry out the Plan through the granting of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock Awards, Restricted Stock Units, Performance Awards and Stock Appreciation Rights.

SECTION 3.

EFFECTIVE DATE AND DURATION OF PLAN

The Plan shall be effective on the Effective Date; provided, however, that adoption of the Plan shall be and is expressly subject to the condition of approval by the shareholders of the Company within twelve (12) months before or after the Effective Date. Although Awards may be granted prior to the date the amendment and restatement of the Plan is approved by the shareholders of the Company, any Incentive Stock Options granted after the Effective Date but before the date of such shareholder approval shall be treated as Nonqualified Stock Options if shareholder approval is not obtained within such twelve-month period.

The Administrator may grant Awards pursuant to the Plan from time to time until the Administrator discontinues or terminates the Plan; provided, however, that in no event may Incentive Stock Options be granted pursuant to the Plan after the earlier of (i) the date the Administrator discontinues or terminates the Plan, or (ii) the Close of Business on the day immediately preceding the tenth anniversary of the Effective Date.

SECTION 4.

ADMINISTRATION

(a)

Administration by the Board of Directors or Committee(s). The Plan shall be administered by the Board of Directors of the Company (hereinafter referred to as the “Board”); provided, however, that the Board may delegate some or all of the administration of the Plan to a Committee or Committees. The Board and any Committee appointed by the Board to administer the Plan are collectively referred to in the Plan as the “Administrator.”

(b)

Delegation by Administrator. The Administrator may delegate to one or more Committees and/or sub-Committees, or to one or more officers of the Company and/or its Affiliates, or to one or more agents and/or advisors, such administrative duties or powers as it may deem advisable. The Administrator or any Committees or individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility of the Administrator or such Committees or individuals may have under the Plan. The Administrator may, by resolution, authorize one or more directors who are also officers of the Company to do one or both of the following on the same basis as can the Administrator: (i) designate Employees to be recipients of Awards and (ii) determine the size of any such Awards; provided, however, (x) the Administrator shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (y) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (z) the officer(s) shall report periodically to the Administrator regarding the nature and scope of the Awards granted pursuant to the authority delegated.

A-4	2020 Proxy Statement

(c)

Powers of Administrator. Except as otherwise provided herein, the Administrator shall have all of the powers vested in it under the provisions of the Plan, including but not limited to exclusive authority to determine, in its sole discretion, whether an Award shall be granted; the individuals to whom, and the time or times at which, Awards shall be granted; the number of shares subject to each Award; the exercise price of Options granted hereunder; and the performance criteria, if any, and any other terms and conditions of each Award. The Administrator shall have full power and authority to administer and interpret the Plan, to make and amend rules, regulations and guidelines for administering the Plan, to prescribe the form and conditions of the respective Agreements evidencing each Award (which may vary from Participant to Participant), to amend or revise Agreements evidencing any Award (to the extent the amended terms would be permitted by the Plan and provided that no such revision or amendment, except as is authorized in Section 15, shall impair the terms and conditions of any Award which is outstanding on the date of such revision or amendment to the material detriment of the Participant in the absence of the consent of the Participant), and to make all other determinations necessary or advisable for the administration of the Plan (including to correct any defect, omission or inconsistency in the Plan or any Agreement, to the extent permitted by law and the Plan). The Administrator’s interpretation of the Plan, and all actions taken and determinations made by the Administrator pursuant to the power vested in it hereunder, shall be conclusive and binding on all parties concerned.

(d)

Limitation on Liability; Actions of Committees. No member of the Board or a Committee shall be liable for any action taken or determination made in good faith in connection with the administration of the Plan. In the event the Board appoints a Committee as provided hereunder, or the Administrator delegates any of its duties to another Committee or sub-Committee, any action of such Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote of the Committee members or pursuant to the written resolution of all Committee members.

SECTION 5.

PARTICIPANTS

The Administrator may grant Awards under the Plan to any Employee, Director, or Consultant; provided, however, that only Employees are eligible to receive Incentive Stock Options. In designating Participants, the Administrator shall also determine the number of shares or cash units to be optioned or awarded to each such Participant and any Performance Objectives applicable to Awards. The Administrator may from time to time designate individuals as being ineligible to participate in the Plan. The power of the Administrator under this Section 5 shall be exercised from time to time in the sole discretion of the Administrator and without approval by the shareholders.

SECTION 6.

STOCK

(a)

Number of Shares Reserved. The stock to be awarded or optioned under the Plan (the “Share Authorization”) shall consist of authorized but unissued shares of Common Stock. Subject to Section 15 of the Plan, the maximum aggregate number of shares of Common Stock reserved and available for Awards under the Plan is 2,484,202 shares of Stock; provided, that all shares of Stock reserved and available under the Plan shall constitute the maximum aggregate number of shares of Stock that may be issued through Incentive Stock Options.

(b)

Share Usage. The following shares of Common Stock shall not reduce the Share Authorization and shall continue to be reserved and available for Awards granted pursuant to the Plan: (i) all or any portion of an outstanding Option or Stock Appreciation Right that is terminated prior to exercise, (ii) all or any portion of any outstanding Restricted Stock Award or Restricted Stock Unit that expires or is forfeited for any reason, or that is terminated prior to the vesting or lapsing of the risks of forfeiture on such Award, and (iii) shares of Common Stock covered by an Award to the extent the Award is settled in cash; provided, however, that the full number of shares of Common Stock subject to a Stock Appreciation Right shall reduce the Share Authorization, whether such Stock Appreciation Right is settled in cash or shares of Common Stock. The following shares shall reduce the Share Authorization and shall not become available again for issuance under the Plan: (a) shares of Common Stock retained or withheld to satisfy tax withholding obligations on an Award, (b) shares of Common Stock retained or withheld to pay the exercise price of an Option or purchase price of an Award, (c) shares of Common Stock subject to a broker-assisted cashless exercise, (d) shares of Common Stock delivered (either actually or by attestation) to the Company to pay the exercise price of an Option or purchase price of an Award or to satisfy tax withholding obligations on an Award, and (e) shares of Common Stock repurchased by the Company with the proceeds of an Option.

2020 Proxy Statement A-5

(c)

Annual Award Limits. Unless otherwise determined by the Administrator, the following limits (each, an “Annual Award Limit,” and collectively, “Annual Award Limits”) shall apply to grants of such Awards under the Plan:

(i)

Options and Stock Appreciation Rights. The maximum number of shares of Common Stock subject to Options granted and shares of Common Stock subject to Stock Appreciation Rights granted in any one calendar year to any one Participant shall be, in the aggregate, three hundred thousand (300,000) shares, subject to adjustment as provided in Section 15.

(ii)

Restricted Stock Awards and Restricted Stock Units. The maximum grant with respect Restricted Stock Awards and Restricted Stock Units in any one calendar year to any one Participant shall be, in the aggregate, two hundred thousand (200,000) shares, subject to adjustment as provided in Section 15.

(iii)

Performance Awards. To the extent payable in or measured by the value of shares of Stock, in no event shall a Participant be granted Performance Awards during any fiscal year of the Company covering in the aggregate more than two hundred thousand (200,000) shares, subject to adjustment as provided in Section 15. To the extent payable in cash, in no event shall a Participant be granted Performance Awards during any fiscal year of the Company covering in the aggregate more than five million dollars ($5,000,000).

SECTION 7.

PERFORMANCE OBJECTIVES

(a)

Performance Objectives. The Administrator may set Performance Objectives for any Award using any standard to measure the performance of the Company and/or Affiliate, as a whole or with respect to any business unit, or any combination thereof as the Administrator may deem appropriate, or any standard as compared to the performance of a group of competitor companies, or published or special index that the Administrator, in its sole discretion, deems appropriate. The Performance Objectives may include (i) revenue or net sales, (ii) operating income, (iii) net income (before or after taxes), (iv) earnings per share, (v) earnings before or after taxes, interest, depreciation, amortization and/or stock compensation expense, (vi) gross profit margin, (vii) return measures (including, but not limited to, return on invested capital, assets, capital, equity, sales), (viii) increase in revenue or net sales, (ix) operating expense ratios, (x) operating expense targets, (xi) productivity ratios, (xii) gross or operating margins, (xiii) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment), (xiv) working capital targets, (xv) capital expenditures, (xvi) share price (including, but not limited to, growth measures and total shareholder return), (xvii) appreciation in the fair market value or book value of the Common Stock, (xviii) debt to equity ratio or debt levels, (xix) market share, in all cases including, if selected by the Administrator, threshold, target and maximum levels, and (xx) operational targets including without limitation milestones in clinical trials, research and development, regulatory approvals, new product commercialization and new market expansion, or such other standard or measure as the Administrator may approve. The Administrator also has the authority to provide for accelerated vesting or lapse of risk of forfeiture of any Award based on the achievement of performance goals.

(b)

Evaluation of Performance Objectives. The Administrator may provide in any Award based on Performance Objectives that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in FASB Accounting Standards Codification 225-20—Extraordinary and Unusual Items and/or in Management’s Discussion and Analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, and (vii) foreign exchange gains and losses.

(c)

Adjustment of Performance-Based Compensation. The Administrator shall retain the discretion to adjust Performance Objectives for any Award upward or downward, either on a formula or discretionary basis or any combination, as the Administrator determines.

A-6	2020 Proxy Statement

(d)

Administrator Discretion. In the event that applicable tax and/or securities laws change to permit Administrator discretion to alter the governing Performance Objectives without obtaining shareholder approval of such changes, the Administrator shall have sole discretion to make such changes without obtaining shareholder approval.

SECTION 8.

PAYMENT OF OPTION EXERCISE PRICE

Upon the exercise of an Option, Participants may pay the exercise price of an Option (i) in cash, or with a personal check, certified check, or other cash equivalent, (ii) by the surrender by the Participant to the Company of previously acquired unencumbered shares of Common Stock (through physical delivery or attestation), (iii) through the withholding of shares of Common Stock from the number of shares otherwise issuable upon the exercise of the Option (e.g., a net share settlement), (iv) through broker-assisted cashless exercise if such exercise complies with applicable securities laws and any insider trading policy of the Company, (v) such other form of payment as may be authorized by the Administrator, or (vi) by a combination thereof. In the event the Participant elects to pay the exercise price, in whole or in part, with previously acquired shares of Common Stock or through a net share settlement, the then-current Fair Market Value of the stock delivered or withheld shall equal the total exercise price for the shares being purchased in such manner.

The Administrator may, in its sole discretion, limit the forms of payment available to the Participant and may exercise such discretion any time prior to the termination of the Option granted to the Participant or upon any exercise of the Option by the Participant. “Previously acquired shares of Common Stock” means shares of Common Stock which the Participant owns on the date of exercise (or for the period of time, if any, as may be required by generally accepted accounting principles applicable to the Company).

With respect to payment in the form of Common Stock, the Administrator may require advance approval or adopt such rules as it deems necessary to assure compliance with Rule 16b-3, if applicable.

SECTION 9.

TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS

Each Incentive Stock Option shall be evidenced by an Incentive Stock Option Agreement, which shall comply with and be subject to the following terms and conditions:

(a)

Number of Shares and Exercise Price. The Incentive Stock Option Agreement shall state the total number of shares covered by the Incentive Stock Option. Except as permitted by Code Section 424(a), or any successor provision, the exercise price per share shall not be less than one hundred percent (100%) of the per share Fair Market Value of the Common Stock on the date the Administrator grants the Incentive Stock Option; provided, however, that if a Participant owns stock possessing more than ten percent (10%) of the total combined Voting Power of all classes of stock of the Company or of its Parent or any Subsidiary, the exercise price per share of an Incentive Stock Option granted to such Participant shall not be less than one hundred ten percent (110%) of the per share Fair Market Value of Common Stock on the date of the grant of the Incentive Stock Option. The Administrator shall have full authority and discretion in establishing the exercise price and shall be fully protected in so doing.

(b)

Exercisability and Term. The Incentive Stock Option Agreement shall state when the Incentive Stock Option becomes exercisable (i.e. “vests”), and, if applicable in the Administrator’s discretion, shall describe the Performance Objectives and Performance Period upon which vesting is based, the manner in which performance shall be measured and the extent to which partial achievement of the Performance Objectives may result in vesting of the Option. The Participant may exercise the Incentive Stock Option, in full or in part, upon or after the vesting date of such Option (or portion thereof). Notwithstanding anything in the Plan or the Agreement to the contrary, the Participant may not exercise an Incentive Stock Option after the maximum term of such Option, as such term is specified in the Incentive Stock Option Agreement. Except as permitted by Code Section 424(a), in no event shall any Incentive Stock Option be exercisable during a term of more than ten (10) years after the date on which it is granted; provided, however, that if a Participant owns stock possessing more than ten percent (10%) of the total combined Voting Power of all classes of stock of the Company or of its Parent or any Subsidiary, the Incentive Stock Option granted to such Participant shall be exercisable during a term of not more than five (5) years after the date on which it is granted. The Administrator may modify or accelerate the exercisability of any Incentive Stock Option granted hereunder which is not immediately exercisable as of the date of grant.

2020 Proxy Statement A-7

Notwithstanding the foregoing, Incentive Stock Options granted under the Plan shall not vest and become exercisable less than one (1) year from the date of grant; provided, however, that these vesting restrictions shall not apply to Incentive Stock Options that, when combined with all other Awards granted under the Plan without such minimum vesting restrictions, are granted for a total number of shares that is less than five percent (5%) of the maximum aggregate number of shares of Common Stock specified in Section 6(a); and provided, further, that these vesting restrictions shall not apply to Incentive Stock Options that become vested and exercisable pursuant to Section 15.

(c)

No Rights as Shareholder. A Participant (or the Participant’s successors) shall have no rights as a shareholder with respect to any shares covered by an Incentive Stock Option until the date of the issuance of the Common Stock subject to such Award upon exercise, as evidenced by a stock certificate or as reflected in the books and records of the Company or its designated agent (i.e., a “book entry”). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such shares are actually issued (as evidenced in either certificated or book entry form).

(d)

Withholding. The Company or its Affiliate shall be entitled to withhold and deduct from any future payments to the Participant all amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s exercise of an Incentive Stock Option or a “disqualifying disposition” of shares acquired through the exercise of an Incentive Stock Option as defined in Code Section 421(b), to require the Participant to remit an amount sufficient to satisfy such withholding requirements, or to require any combination thereof. In the event the Participant is required under the Incentive Stock Option Agreement to pay the Company, or make arrangements satisfactory to the Company respecting payment of, such withholding and employment-related taxes, the Administrator may, in its sole discretion, require the Participant to satisfy such obligation, in whole or in part, by delivering shares of Common Stock or by electing to have the Company withhold shares of Common Stock otherwise issuable to the Participant as a result of the exercise of the Incentive Stock Option. Such shares shall have a Fair Market Value equal to such tax withholding, including payroll taxes, applicable to the supplemental income resulting from such exercise or disqualifying disposition. The Participant’s delivery of shares or the withholding of shares for this purpose shall occur on or before the later of (i) the date the Incentive Stock Option is exercised or the date of the disqualifying disposition, as the case may be, or (ii) the date that the amount of tax to be withheld is determined under applicable tax law.

(e)

Vesting Limitation. Notwithstanding any other provision of the Plan, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan and any other “incentive stock option” plans of the Company or any Affiliate) shall not exceed $100,000 (or such other amount as may be prescribed by the Code from time to time); provided, however, that if the exercisability or vesting of an Incentive Stock Option is accelerated as permitted under the provisions of the Plan and such acceleration would result in a violation of the limit imposed by this Section 9(e), such acceleration shall be of full force and effect but the number of shares of Common Stock that exceed such limit shall be treated as having been granted pursuant to a Nonqualified Stock Option; and provided, further, that the limits imposed by this Section 9(e) shall be applied to all outstanding Incentive Stock Options under the Plan and any other “incentive stock option” plans of the Company or any Affiliate in chronological order according to the dates of grant.

(f)

Other Provisions. The Incentive Stock Option Agreement authorized under this Section 9 shall contain such other provisions as the Administrator shall deem advisable. Any such Incentive Stock Option Agreement shall contain such limitations and restrictions upon the exercise of the Incentive Stock Option as shall be necessary to ensure that such Incentive Stock Option will be considered an “incentive stock option” as defined in Code Section 422 or to conform to any change therein.

A-8	2020 Proxy Statement

SECTION 10.

TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTIONS

Each Nonqualified Stock Option shall be evidenced by a Nonqualified Stock Option Agreement, which shall comply with and be subject to the following terms and conditions:

(a)

Number of Shares and Exercise Price. The Nonqualified Stock Option Agreement shall state the total number of shares covered by the Nonqualified Stock Option. The exercise price per share shall be equal to one hundred percent (100%) of the per share Fair Market Value of the Common Stock on the date of grant of the Nonqualified Stock Option, or such higher price as the Administrator determines.

(b)

Exercisability and Term. The Nonqualified Stock Option Agreement shall state when the Nonqualified Stock Option becomes exercisable (i.e. “vests”) and, if applicable in the Administrator’s discretion, shall describe the Performance Objectives and Performance Period upon which vesting is based, the manner in which performance shall be measured and the extent to which partial achievement of the Performance Objectives may result in vesting of the Option. The Participant may exercise the Nonqualified Stock Option, in full or in part, upon or after the vesting date of such Option (or portion thereof); provided, however, that the Participant may not exercise a Nonqualified Stock Option after the maximum term of such Option, as such term is specified in the Nonqualified Stock Option Agreement. Unless otherwise determined by the Administrator and specified in the Agreement governing the Award, no Nonqualified Stock Option shall be exercisable during a term of more than ten (10) years after the date on which it is granted. The Administrator may modify or accelerate the exercisability of any Nonqualified Stock Option granted hereunder which is not immediately exercisable as of the date of grant.

Notwithstanding the foregoing, Nonqualified Stock Options granted under the Plan shall not vest and become exercisable less than one (1) year from the date of grant; provided, however, that these vesting restrictions shall not apply to Nonqualified Stock Options that, when combined with all other Awards granted under the Plan without such minimum vesting restrictions, are granted for a total number of shares that is less than five percent (5%) of the maximum aggregate number of shares of Common Stock specified in Section 6(a); and provided, further, that these vesting restrictions shall not apply to Nonqualified Stock Options that become vested and exercisable pursuant to Section 15.

(c)

No Rights as Shareholder. A Participant (or the Participant’s successors) shall have no rights as a shareholder with respect to any shares covered by a Nonqualified Stock Option until the date of the issuance of the Common Stock subject to such Award upon exercise, as evidenced by a stock certificate or as reflected in the books and records of the Company or its designated agent (i.e., a “book entry”). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such shares are actually issued (as evidenced in either certificated or book entry form).

(d)

Withholding. The Company or its Affiliate shall be entitled to withhold and deduct from any future payments to the Participant all amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s exercise of a Nonqualified Stock Option, to require the Participant to remit an amount sufficient to satisfy such withholding requirements, or to require any combination thereof. In the event the Participant is required under the Nonqualified Stock Option Agreement to pay the Company, or make arrangements satisfactory to the Company respecting payment of, such withholding and employment-related taxes, the Administrator may, in its sole discretion, require the Participant to satisfy such obligation, in whole or in part, by delivering shares of Common Stock or by electing to have the Company withhold shares of Common Stock otherwise issuable to the Participant as a result of the exercise of the Nonqualified Stock Option. Such shares shall have a Fair Market Value equal to such tax withholding, including payroll taxes, applicable to the supplemental income resulting from such exercise. The Participant’s delivery of shares or the withholding of shares for this purpose shall occur on or before the later of (i) the date the Nonqualified Stock Option is exercised, or (ii) the date that the amount of tax to be withheld is determined under applicable tax law.

(e)	Other Provisions. The Nonqualified Stock Option Agreement authorized under this Section 10 shall contain such other provisions as the Administrator shall deem advisable.

2020 Proxy Statement A-9

SECTION 11.

RESTRICTED STOCK AWARDS

Each Restricted Stock Award shall be evidenced by a Restricted Stock Award Agreement, which shall comply with and be subject to the following terms and conditions:

(a)	Number of Shares. The Restricted Stock Award Agreement shall state the total number of shares of Common Stock covered by the Restricted Stock Award.

(b)

Risks of Forfeiture. The Restricted Stock Award Agreement shall set forth the risks of forfeiture, if any, which shall apply to the shares of Common Stock covered by the Restricted Stock Award and the manner in which such risks of forfeiture shall lapse, including, if applicable in the Administrator’s discretion, a description of the Performance Objectives and Performance Period upon which the lapse of risks of forfeiture is based, the manner in which performance shall be measured and the extent to which partial achievement of the Performance Objectives may result in lapse of risks of forfeiture. The Administrator may, in its sole discretion, modify or accelerate the manner in which such risks of forfeiture shall lapse but only with respect to those shares of Common Stock which are restricted as of the effective date of the modification.

Notwithstanding the foregoing, the risks of forfeiture on Restricted Stock Awards granted under the Plan shall not lapse less than one (1) year from the date of grant; provided, however, that these vesting restrictions shall not apply to Restricted Stock Awards that, when combined with all other Awards granted under the Plan without such minimum vesting restrictions, are granted for a total number of shares that is less than five percent (5%) of the maximum aggregate number of shares of Common Stock specified in Section 6(a); and provided, further, that these restrictions shall not apply to Restricted Stock Awards for which the risks of forfeiture lapse pursuant to Section 15.

(c)

Issuance of Shares; Rights as Shareholder. Except as provided below, the Company shall cause a stock certificate to be issued in connection with the grant of any Restricted Stock Award and shall deliver such certificate to the Participant or hold such certificate in a manner determined by the Administrator in its sole discretion; provided, however, that in lieu of a stock certificate, the Company may evidence the issuance of shares by a book entry in the records of the Company or its designated agent (if permitted by the Company’s designated agent and applicable law, as determined by the Administrator in its sole discretion). The Company shall cause a legend or notation to be placed on such certificate or book entry describing the risks of forfeiture and other transfer restrictions set forth in the Participant’s Restricted Stock Award Agreement and providing for the cancellation and, if applicable, return of such certificate or book entry if the shares of Common Stock subject to the Restricted Stock Award are forfeited. Until the risks of forfeiture have lapsed or the shares subject to such Restricted Stock Award have been forfeited, the Participant shall be entitled to vote the shares of Common Stock represented by such stock certificates and shall receive all dividends attributable to such shares, but the Participant shall not have any other rights as a shareholder with respect to such shares.

(d)

Withholding Taxes. The Company or its Affiliate shall be entitled to withhold and deduct from any future payments to the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s Restricted Stock Award, to require the Participant to remit an amount sufficient to satisfy such withholding requirements, or to require any combination thereof. In the event the Participant is required under the Restricted Stock Award Agreement to pay the Company, or make arrangements satisfactory to the Company respecting payment of, such withholding and employment-related taxes, the Administrator may, in its sole discretion, require the Participant to satisfy such obligations, in whole or in part, by delivering shares of Common Stock, including shares of Common Stock received pursuant to the Restricted Stock Award on which the risks of forfeiture have lapsed. Such shares shall have a Fair Market Value equal to such tax withholding, including payroll taxes, applicable to the supplemental income resulting from the lapsing of the risks of forfeiture on such Restricted Stock Award. The Participant’s delivery of shares shall occur on or before the date that the amount of tax to be withheld is determined under applicable tax law.

(e)	Other Provisions. The Restricted Stock Award Agreement authorized under this Section 11 shall contain such other provisions as the Administrator shall deem advisable.

A-10	2020 Proxy Statement

SECTION 12.

RESTRICTED STOCK UNITS

Each Restricted Stock Unit shall be evidenced by a Restricted Stock Unit Agreement, which shall comply with and be subject to the following terms and conditions:

(a)	Number of Shares. The Restricted Stock Unit Agreement shall state the total number of shares of Common Stock covered by the Restricted Stock Unit.

(b)

Vesting. The Restricted Stock Unit Agreement shall set forth the vesting conditions, if any, which shall apply to the Restricted Stock Unit and the manner in which such vesting may occur, including, if applicable in the Administrator’s discretion, a description of the Performance Objectives and Performance Period upon which vesting is based, the manner in which performance shall be measured and the extent to which partial achievement of the Performance Objectives may result in vesting of the Restricted Stock Unit. The Administrator may, in its sole discretion, modify or accelerate the vesting of any Restricted Stock Unit.

Notwithstanding the foregoing, Restricted Stock Unit Awards granted under the Plan shall not vest less than one (1) year from the date of grant; provided, however, that these vesting restrictions shall not apply to Restricted Stock Unit Awards that, when combined with all other Awards granted under the Plan without such minimum vesting restrictions, are granted for a total number of shares that is less than five percent (5%) of the maximum aggregate number of shares of Common Stock specified in Section 6(a); and provided, further, that these vesting restrictions shall not apply to Restricted Stock Unit Awards that become vested and exercisable pursuant to Section 15.

(c)

Issuance of Shares; Rights as Shareholder. The Participant shall be entitled to payment of the Restricted Stock Unit as the units subject to such Award vest. The Administrator may, in its sole discretion, pay Restricted Stock Units in shares of Common Stock, cash in an amount equal to the Fair Market Value, on the date of payment, of the number of shares of Common Stock underlying the Award that have vested on the applicable payment date, or any combination thereof, as specified in the Restricted Stock Unit Agreement. If payment is made in shares of Common Stock, the Administrator shall cause to be issued one or more stock certificates in the Participant’s name and shall deliver such certificates to the Participant in satisfaction of such units; provided, however, that in lieu of stock certificates, the Company may evidence such shares by a book entry in the records of the Company or its designated agent (if permitted by the Company’s designated agent and applicable law, as determined by the Administrator in its sole discretion). Until the units subject to the Restricted Stock Unit have vested, the Participant shall not be entitled to vote any shares of Common Stock which may be acquired through the Award, shall not receive any dividends attributable to such shares, and shall not have any other rights as a shareholder with respect to such shares.

(d)

Withholding Taxes. The Company or its Affiliate shall be entitled to withhold and deduct from any future payments to the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s Restricted Stock Unit, to require the Participant to remit an amount sufficient to satisfy such withholding requirements, or to require any combination thereof. In the event the Participant is required under the Restricted Stock Unit Agreement to pay the Company, or make arrangements satisfactory to the Company respecting payment of, such withholding and employment-related taxes, the Administrator may, in its sole discretion, require the Participant to satisfy such obligations, in whole or in part, by delivering shares of Common Stock, including shares of Common Stock received pursuant to the Restricted Stock Unit. Such shares shall have a Fair Market Value equal to such tax withholding, including payroll taxes, applicable to the supplemental income resulting from the payment of such Restricted Stock Unit. The Participant’s delivery of shares for this purpose shall occur on or before the date that the amount of tax to be withheld is determined under applicable tax law.

(e)	Other Provisions. The Restricted Stock Unit Agreement authorized under this Section 12 shall contain such other provisions as the Administrator shall deem advisable.

2020 Proxy Statement A-11

SECTION 13.

PERFORMANCE AWARDS

Each Performance Award granted pursuant to this Section 13 shall be evidenced by a Performance Award Agreement. The Performance Award Agreement shall be in such form as may be approved from time to time by the Administrator and may vary from Participant to Participant; provided, however, that each Participant and each Performance Award Agreement shall comply with and be subject to the following terms and conditions:

(a)

Awards. Performance Awards in the form of Performance Units or Performance Shares may be granted to any Participant in the Plan. Performance Units shall consist of monetary awards which may be earned or become vested in whole or in part if the Company or the Participant achieves certain Performance Objectives established by the Administrator over a specified Performance Period. Performance Shares shall consist of shares of Stock or other Awards denominated in shares of Stock that may be earned or become vested in whole or in part if the Company or the Participant achieves certain Performance Objectives established by the Administrator over a specified Performance Period.

(b)	Performance Objectives, Performance Period and Payment. The Performance Award Agreement shall set forth:

(i)	the number of Performance Units or Performance Shares subject to the Performance Award, and the dollar value of each Performance Unit;

(ii)	one or more Performance Objectives established by the Administrator;

(iii)	the Performance Period over which Performance Units or Performance Shares may be earned or may become vested;

(iv)	the extent to which partial achievement of the Performance Objectives may result in a payment or vesting of the Performance Award, as determined by the Administrator; and

(v)

the date upon which payment of Performance Units will be made or Performance Shares will be issued, as the case may be, and the extent to which such payment or the receipt of such Performance Shares or Performance Units may be deferred.

(c)

Withholding Taxes. The Company or its Affiliates shall be entitled to withhold and deduct from any future payments to the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s Performance Award. In the event the Participant is required under the Performance Award Agreement to pay the Company or its Affiliates, or make arrangements satisfactory to the Company or its Affiliates respecting payment of, such withholding and employment-related taxes, the Administrator may, in its discretion and pursuant to such rules as it may adopt, permit the Participant to satisfy such obligations, in whole or in part, by delivering shares of Common Stock, including shares of Stock received pursuant to the Performance Award. Such shares shall have a Fair Market Value equal to such tax withholding, including payroll taxes. The Participant’s election to deliver shares of Common Stock for this purpose shall be made on or before the date that the amount of tax to be withheld is determined under applicable tax law. Such election shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934, if applicable.

(d)

No Rights as Shareholder. A Participant (or the Participant’s successor or successors) shall have no rights as a shareholder with respect to any shares covered by a Performance Award until the date of the issuance of a stock certificate evidencing such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is actually issued.

(e)	Other Provisions. The Performance Award Agreement authorized under this Section 13 shall contain such other provisions as the Administrator shall deem advisable.

A-12	2020 Proxy Statement

SECTION 14.

STOCK APPRECIATION RIGHTS

Each Stock Appreciation Right shall be evidenced by a Stock Appreciation Right Agreement, which shall comply with and be subject to the following terms and conditions:

(a)

Awards. A Stock Appreciation Right shall entitle the Participant to receive, upon exercise, cash, shares of Common Stock, or any combination thereof, having a value equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock on the date of such exercise, over (ii) a specified exercise price. The number of shares underlying and the exercise price of the Stock Appreciation Right shall be determined by the Administrator on the date of grant. The specified exercise price shall be equal to 100% of the Fair Market Value of such shares of Common Stock on the date of grant of the Stock Appreciation Right, or such higher price as the Administrator determines. A Stock Appreciation Right may be granted independent of or in tandem with a previously or contemporaneously granted Option.

(b)

Exercisability and Term. The Stock Appreciation Right Agreement shall state when the Stock Appreciation Right becomes exercisable (i.e., “vests”) and, if applicable in the Administrator’s discretion, shall describe the Performance Objectives and Performance Period upon which vesting is based, the manner in which performance shall be measured and the extent to which partial achievement of the Performance Objectives may result in vesting of the Stock Appreciation Right. The Participant may exercise the Stock Appreciation Right, in full or in part, upon or after the vesting date of such Stock Appreciation Right (or portion thereof); provided, however, that the Participant may not exercise a Stock Appreciation Right after the maximum term of such Stock Appreciation Right, as such term is specified in the Stock Appreciation Right Agreement. Unless otherwise determined by the Administrator and specified in the Agreement governing the Award, no Stock Appreciation Right shall be exercisable during a term of more than ten (10) years after the date on which it is granted.

Notwithstanding the foregoing, Stock Appreciation Rights granted under the Plan shall not vest and become exercisable less than one (1) year from the date of grant; provided, however, that these vesting restrictions shall not apply to Stock Appreciation Rights that, when combined with all other Awards granted under the Plan without such minimum vesting restrictions, are granted for a total number of shares that is less than five percent (5%) of the maximum aggregate number of shares of Common Stock specified in Section 6(a); and provided, further, that these vesting restrictions shall not apply to Stock Appreciation Rights that become vested and exercisable pursuant to Section 15.

The Administrator may modify or accelerate the exercisability of any Stock Appreciation Right granted hereunder which is not immediately exercisable as of the date of grant. If a Stock Appreciation Right is granted in tandem with an Option, the Stock Appreciation Right Agreement shall set forth the extent to which the exercise of all or a portion of the Stock Appreciation Right shall cancel a corresponding portion of the Option, and the extent to which the exercise of all or a portion of the Option shall cancel a corresponding portion of the Stock Appreciation Right.

(c)

Withholding Taxes. The Company or its Affiliate shall be entitled to withhold and deduct from any future payments to the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s Stock Appreciation Right, to require the Participant to remit an amount sufficient to satisfy such withholding requirements, or to require any combination thereof. In the event the Participant is required under the Stock Appreciation Right to pay the Company or its Affiliate, or make arrangements satisfactory to the Company or its Affiliate respecting payment of, such withholding and employment-related taxes, the Administrator may, in its sole discretion, require the Participant to satisfy such obligation, in whole or in part, by delivering shares of Common Stock or by electing to have the Company withhold shares of Common Stock otherwise issuable to the Participant as a result of the exercise of the Stock Appreciation Right. Such shares shall have a Fair Market Value equal to such tax withholding, including payroll taxes, applicable to the supplemental income resulting from such exercise. The Participant’s delivery of shares or the withholding of shares for this purpose shall occur on or before the later of (i) the date the Stock Appreciation Right is exercised, or (ii) the date that the amount of tax to be withheld is determined under applicable tax law.

(d)

No Rights as Shareholder. A Participant (or the Participant’s successors) shall have no rights as a shareholder with respect to any shares covered by a Stock Appreciation Right until the date of the issuance of a stock certificate evidencing such shares; provided, however, that in lieu of stock certificates, the Company may evidence such shares by a book entry in the records of the Company or its designated agent (if permitted by the Company’s designated agent and applicable law, as determined by the Administrator in its sole discretion). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is actually issued or such book entry is made.

2020 Proxy Statement A-13

(e)

Other Provisions. The Stock Appreciation Right Agreement authorized under this Section 14 shall contain such other provisions as the Administrator shall deem advisable, including but not limited to any restrictions on the exercise of the Stock Appreciation Right which may be necessary to comply with Rule 16b-3.

SECTION 15.

RECAPITALIZATION, EXCHANGE,

LIQUIDATION, OR CHANGE OF CONTROL

(a)

Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring while any Award is outstanding, the Administrator will make equitable adjustments to (i) Awards granted under the Plan and any Award Agreements, (ii) the exercise price of Options and Stock Appreciation Rights, (iii) the Performance Goals to which any Awards are subject, and (iv) the maximum number of shares of Common Stock subject to all Awards stated in Section 6. In the case of adjustments made pursuant to this Section 15(a), the Administrator shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 15(a) will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Nonqualified Stock Options, ensure that any adjustments under this Section 15(a) will not constitute a modification of such Nonqualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 15(a)shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

(b)

Liquidation. Unless otherwise provided in the Agreement evidencing an Award or in an employment agreement or other agreement between the Participant and the Company, in the event of a dissolution or liquidation of the Company, the Administrator may provide for one or both of the following:

(i)

the acceleration of the exercisability of any or all outstanding Options or Stock Appreciation Rights, the vesting and payment of any or all Performance Awards or Restricted Stock Units, and/or the lapsing of the risks of forfeiture on any or all Restricted Stock Awards; provided, however, that no such acceleration, vesting or payment shall occur if the acceleration, vesting or payment would violate the requirements of Code Section 409A; or

(ii)

the complete termination of the Plan and the cancellation of any or all Awards (or portions thereof) which have not been exercised, have not vested, or remain subject to risks of forfeiture, as applicable, in each case immediately prior to the completion of such a dissolution or liquidation.

(c)	Change of Control.

(i)

Treatment of Awards. Unless otherwise provided in the Agreement evidencing an Award or in an employment agreement or other agreement between the Participant and the Company, in the event of a Change of Control, the Administrator may provide for one or more of the following:

(1)	the acceleration of the exercisability, vesting, or lapse of the risks of forfeiture of any or all Awards (or portions thereof);

(2)

the complete termination of the Plan and the cancellation of any or all Awards (or portions thereof) which have not been exercised, have not vested, or remain subject to risks of forfeiture, as applicable, in each case as of the effective date of the Change of Control;

A-14	2020 Proxy Statement

(3)

that the entity succeeding the Company by reason of such Change of Control, or the parent of such entity, shall assume or continue any or all Awards (or portions thereof) outstanding immediately prior to the Change of Control or substitute for any or all such Awards (or portions thereof) a substantially equivalent award with respect to the securities of such successor entity, as determined in accordance with applicable laws and regulations;

(4)

that Participants holding outstanding Awards shall become entitled to receive, with respect to each share of Common Stock subject to such Award (whether vested or unvested, as determined by the Administrator pursuant to subsection (c)(i)(1) hereof) as of the effective date of any such Change of Control, cash in an amount equal to (x) for Participants holding Options or Stock Appreciation Rights, the excess of the Fair Market Value of such Common Stock on the date immediately preceding the effective date of such Change of Control over the exercise price per share of Options or Stock Appreciation Rights, or (y) for Participants holding Awards other than Options or Stock Appreciation Rights, the Fair Market Value of such Common Stock on the date immediately preceding the effective date of such Change of Control.

The Administrator need not take the same action with respect to all Awards (or portions thereof) or with respect to all Participants. In addition, the Administrator may restrict the rights of or the applicability of this Section 15 to the extent necessary to comply with Section 16(b) of the Exchange Act, the Internal Revenue Code or any other applicable law or regulation. The grant of an Award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

(ii)

Binding Obligation. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

SECTION 16.

NONTRANSFERABILITY

(a)

In General. Except as expressly provided in the Plan or an Agreement, no Award shall be transferable by the Participant, in whole or in part, other than by will or by the laws of descent and distribution. If the Participant shall attempt any transfer of any Award, such transfer shall be void and the Award shall terminate.

(b)

Nonqualified Stock Options. Notwithstanding anything in this Section 16 to the contrary, the Administrator may, in its sole discretion, permit the Participant to transfer any or all Nonqualified Stock Option to any member of the Participant’s “immediate family” as such term is defined in Rule 16a-1(e) of the Exchange Act, or any successor provision, or to one or more trusts whose beneficiaries are members of such Participant’s “immediate family” or partnerships in which such family members are the only partners; provided, however, that the Participant cannot receive any consideration for the transfer and such transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to such Nonqualified Stock Option immediately prior to its transfer.

(c)

Beneficiary Designation. Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of such Participant’s death before receipt of any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

SECTION 17.

INVESTMENT PURPOSE AND SECURITIES COMPLIANCE

No shares of Common Stock shall be issued pursuant to the Plan unless and until there has been compliance, in the opinion of Company’s counsel, with all applicable legal requirements, including without limitation, those relating to securities laws and stock exchange listing requirements. As a condition to the issuance of Common Stock to Participant, the Administrator may require Participant to (a) represent that the shares of Common Stock are being acquired for investment and not resale and to make such other representations as the Administrator shall deem necessary or appropriate to qualify the issuance of the shares as exempt from the Securities Act of 1933 and any other applicable securities laws, and (b) represent that Participant shall not dispose of the shares of Common Stock in violation of the Securities Act of 1933 or any other applicable securities laws.

2020 Proxy Statement A-15

As a further condition to the grant of any Option or the issuance of Common Stock to a Participant, the Participant agrees to the following:

(a)

In the event the Company advises the Participant that it plans an underwritten public offering of its Common Stock in compliance with the Securities Act of 1933, as amended, the Participant will execute any lock-up agreement the Company and the underwriter(s) deem necessary or appropriate, in their sole discretion, in connection with such public offering.

(b)

In the event the Company makes any public offering of its securities and determines in its sole discretion that it is necessary to reduce the number of outstanding Awards so as to comply with any state’s securities or Blue Sky law limitations with respect thereto, the Board of Directors of the Company shall have the right (i) to accelerate the exercisability of any Award and the date on which such Award must be exercised or remove the risks of forfeiture to which the Award is subject, provided that the Company gives Participant prior written notice of such acceleration or removal, and (ii) to cancel any outstanding Awards (or portions thereof) which Participant does not exercise prior to or contemporaneously with such public offering.

(c)

In the event of a Change of Control, Participant will comply with Rule 145 of the Securities Act of 1933 and any other restrictions imposed under other applicable legal or accounting principles if Participant is an “affiliate” (as defined in such applicable legal and accounting principles) at the time of the Change of Control, and Participant will execute any documents necessary to ensure compliance with such rules.

The Company reserves the right to place a legend on any stock certificate (or a notation on any book entry shares permitted by the Administrator) issued in connection with an Award pursuant to the Plan to assure compliance with this Section 17.

The Company shall not be required to register or maintain the registration of the Plan, any Award, or any Common Stock issued or issuable pursuant to the Plan under the Securities Act of 1933 or any other applicable securities laws. If the Company is unable to obtain the authority that the Company or its counsel deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall not be liable for the failure to issue and sell Common Stock upon the exercise, vesting, or lapse of restrictions of forfeiture of an Award unless and until such authority is obtained. A Participant shall not be eligible for the grant of an Award or the issuance of Common Stock pursuant to an Award if such grant or issuance would violate any applicable securities law.

SECTION 18.

AMENDMENT OF THE PLAN

The Board may from time to time, insofar as permitted by law, suspend or discontinue the Plan or revise or amend it in any respect; provided, however, that no such suspension, termination, revision, or amendment, except as is authorized in Section 15, shall impair the terms and conditions of any Award which is outstanding on the date of such suspension, termination, revision, or amendment to the material detriment of the Participant without the consent of the Participant. Notwithstanding the foregoing, except as provided in Section 15 of the Plan or to the extent required by applicable law or regulation, the Board may not, without shareholder approval, revise or amend the Plan to (i) materially increase the number of shares subject to the Plan, (ii) change the designation of Participants, including the class of Employees, eligible to receive Awards, (iii) decrease the price at which Options or Stock Appreciation Rights may be granted, (iv) cancel, regrant, repurchase for cash, or replace Options or Stock Appreciation Rights that have an exercise price in excess of the Fair Market Value of the Common Stock with other awards, or amend the terms of outstanding Options or Stock Appreciation Rights to reduce their exercise price, (v) materially increase the benefits accruing to Participants under the Plan, or (vi) make any modification that will cause Incentive Stock Options to fail to meet the requirements of Code Section 422.

To the extent applicable, the Plan and all Agreements shall be interpreted to be exempt from or comply with the requirements of Code Section 409A and, if applicable, to comply with Code Section 422, in each case including the regulations, notices, and other guidance of general applicability issued thereunder. Furthermore, notwithstanding anything in the Plan or any Agreement to the contrary, the Board may amend the Plan or Agreement to the extent necessary or desirable to comply with such requirements without the consent of the Participant.

A-16	2020 Proxy Statement

SECTION 19.

RIGHTS AND OBLIGATIONS ASSOCIATED WITH AWARDS

(a)	No Obligation to Exercise. The granting of an Option or Stock Appreciation Right shall impose no obligation upon the Participant to exercise such Option or Stock Appreciation Right.

(b)

No Employment or Other Service Rights. The granting of an Award hereunder shall not impose upon the Company or any Affiliate any obligation to retain the Participant in its employ or service for any period.

(c)

Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any particular assets of the Company or any of its Affiliates by reason of the right to receive a benefit under the terms of the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive shares of Common Stock or payments from the Company or any of its Affiliates under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or an Affiliate, as the case may be. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the shares of Common Stock or make payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

SECTION 20.

MISCELLANEOUS

(a)

Issuance of Shares. The Company is not required to issue or remove restrictions on shares of Common Stock granted pursuant to the Plan until the Administrator determines that: (i) all conditions of the Award have been satisfied, (ii) all legal matters in connection with the issuance have been satisfied, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator may consider appropriate, in its sole discretion, to satisfy the requirements of any applicable law or regulation.

(b)

Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s service for cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

(c)

Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time ( “Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

(d)

Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(e)

Choice of Law. The law of the state of Minnesota shall govern all questions concerning the construction, validity, and interpretation of the Plan, without regard to that state’s conflict of laws rules.

(f)

Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

2020 Proxy Statement A-17

(g)

No Duty to Notify. The Company shall have no duty or obligation to any Participant to advise such Participant as to the time and manner of exercising an Award or as to the pending termination or expiration of such Award. In addition, the Company has no duty or obligation to minimize the Participant’s tax consequences resulting from an Award.

A-18	2020 Proxy Statement

BIO-TECHNE CORPORATION
C/O AMERICAN STOCK TRANSFER
59 MAIDEN LANE
PLAZA LEVEL
NEW YORK, NY 10038

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on October 28, 2020 for shares held directly and by 11:59 P.M. Eastern Time on October 26, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TECH2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on October 28, 2020 for shares held directly and by 11:59 P.M. Eastern Time on October 26, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D23590-P42619

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BIO-TECHNE CORPORATION

The Board of Directors recommends you vote FOR proposal 1.	**For**	**Against**	**Abstain**
1. To set the number of Directors at nine.	☐	☐	☐

The Board of Directors recommends you vote FOR the following:

2. Election of Directors

	For	Against	Abstain
2a. Robert V. Baumgartner	☐	☐	☐
2b. Julie L. Bushman	☐	☐	☐
2c. John L. Higgins	☐	☐	☐
2d. Joseph D. Keegan	☐	☐	☐
2e. Charles R. Kummeth	☐	☐	☐
2f. Roeland Nusse	☐	☐	☐
2g. Alpna Seth	☐	☐	☐
2h. Randolph Steer	☐	☐	☐
2i. Rupert Vessey	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 3, 4 and 5.	**For**	**Against**	**Abstain**
3. Cast a non-binding vote on named executive officer compensation.	☐	☐	☐
4. Approve an amendment and restatement to the Company's Second Amended and Restated 2010 Equity Incentive Plan to allocate 1,300,000 additional shares to the Plan reserve and to make certain additional amendments.	☐	☐	☐
5. Ratify the appointment of the Company's independent registered public accounting firm for the 2021 fiscal year.	☐	☐	☐
6. Conduct such other business as may properly be brought before the meeting.			

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D23591-P42619

BIO-TECHNE CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles Kummeth and Brenda Furlow or either of them acting alone, with full power of substitution, as proxies to represent and vote, as designated on the reverse side, all shares of Common Stock of Bio-Techne Corporation registered in the name of the undersigned, at the Annual Meeting of Shareholders to be held on Thursday, October 29, 2020 at 8:30 a.m. Central Time, via webcast at www.virtualshareholdermeeting.com/TECH2020, and at all adjournments of such meeting. The undersigned hereby revokes all proxies previously granted with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON SUCH PROPOSAL.

Continued and to be signed on reverse side